UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DOMINO’S PIZZA, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of 2019 Annual Meeting of Shareholders

and Proxy Statement

Tuesday, April 23, 2019

10:00 a.m. EDT

(Doors open at 9:30 a.m. EDT)

Domino’s Pizza, Inc.

World Resource Center

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

(734) 930-3030

For further information, call Domino’s Investor Relations at 734-930-3563.

Notice of Annual Meeting of Shareholders

Domino’s Pizza, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

(734) 930-3030

To the Shareholders of Domino’s Pizza, Inc.:

Notice is hereby given that the 2019 Annual Meeting of Shareholders of Domino’s Pizza, Inc. (the “Company”) will be held at the Domino’s World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, on Tuesday, April 23, 2019 at 10:00 a.m. Eastern Daylight Time, for the following purposes, all of which are set forth in the accompanying Proxy Statement:

1.	To elect the nine director nominees named in the Proxy Statement, each to serve for a one-year term and until their respective successors are duly elected or qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accountants for the Company for the 2019 fiscal year;

3.	To hold an advisory and non-binding vote on the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 1, 2019 are entitled to notice of and to vote at the 2019 Annual Meeting of Shareholders and any adjournments or postponements thereof.

By order of the Board of Directors,

Kevin S. Morris

Executive Vice President, General Counsel

and Corporate Secretary

March 14, 2019

HOW TO VOTE

INTERNET VIA COMPUTER	TELEPHONE	MAIL	IN PERSON
Via the Internet at www.proxyvote.com. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	Dial toll-free (800) 690-6903 or the telephone number on your voter instruction form. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	If you received a paper copy of your proxy materials, send your completed and signed proxy card or voter instruction form using the enclosed postage-paid envelope.	By attending the Annual Meeting and completing a ballot to cast your vote.

Notice of Annual Meeting of Shareholders

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 23, 2019: The accompanying Proxy Statement and our 2018 Annual Report are available at www.biz.dominos.com. In addition, you may access these materials at http://materials.proxyvote.com/25754A. On March 14, 2019, we mailed a Notice of Internet Availability of Proxy Materials to certain shareholders, containing instructions for voting online and for requesting a paper copy of the Proxy Statement and 2018 Annual Report.

YOUR VOTE IS IMPORTANT

We are offering registered shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed Proxy, or to vote electronically through the Internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. You may revoke your Proxy at any time, regardless of your voting method, as fully described on page 4 of the accompanying Proxy Statement.

Voting your shares by the enclosed Proxy, or electronically, does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and the Company requests that you indicate your plans in this respect in the space provided on the enclosed form of Proxy or as prompted if you vote electronically. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or nominee that confirms you are the beneficial owner of those shares.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT i

Table of Contents (continued)

ii DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Proxy Summary

This summary highlights information discussed in more detail elsewhere in this Proxy Statement. As this is only a summary, we encourage shareholders to read the entire Proxy Statement and our 2018 Annual Report before voting their shares.

2019 Annual Meeting of Shareholders

Date and Time	Location	Record Date	Mailing Date
Tuesday, April 23, 2019 10:00 a.m. EDT Doors open at 9:30 a.m. EDT	Domino’s World Resource Center 30 Frank Lloyd Wright Drive Ann Arbor, Michigan 48105	March 1, 2019	On or about March 14, 2019

Meeting Agenda and Board Recommendations

Proposals for Your Vote	Board Voting Recommendation	Required Vote	Page Reference
Proposal 1: Election of Directors	FOR each Nominee	Plurality of Votes Cast	6
Proposal 2: Ratification of Independent Registered Public Accountants	FOR	Majority of Votes Cast	16
Proposal 3: Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)	FOR	Majority of Votes Cast	47

Director Nominees

This table provides summary information about each director nominee. Each director stands for annual election to a one-year term. Our director elections are subject to a Majority Voting Policy.

Nominee	Age	Director Since	Principal Occupation	Current Committee Memberships*			Current Public Company Boards Other Than Domino’s
				A	C	NCG
David A. Brandon	66	1999	Former Chairman and CEO of Toys “R” Us, Inc.				DTE Energy Co. Herman Miller, Inc.
Richard E. Allison, Jr.	52	2018	CEO of Domino’s Pizza, Inc.
C. Andrew Ballard	46	2015	CEO and Co-founder of Wiser Solutions, Inc. and Founder and Managing Partner of Figtree Partners		●
Andrew B. Balson	52	1999	Managing Partner of Cove Hill Partners		Chair
Corie S. Barry	43	2018	Senior Executive Vice President and Chief Financial and Strategic Transformation Officer of Best Buy Co., Inc.	●
Diana F. Cantor	61	2005	Partner with Alternative Investment Management, LLC	Chair			Universal Corporation VICI Properties Inc.
Richard L. Federico	64	2011	Former CEO and Chairman of P.F. Chang’s China Bistro Inc.		●	●	RPT Realty
James A. Goldman	60	2010	Retired President and CEO of Godiva Chocolatier, Inc.	●		Chair
Patricia E. Lopez	57	2018	CEO of High Ridge Brands Co.			●

*A = Audit Committee / C = Compensation Committee / NCG = Nominating and Corporate Governance Committee

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 1

Proxy Summary (continued)

Corporate Governance Highlights

Domino’s demands integrity and is committed to upholding high ethical standards. Our strong corporate governance practices support this commitment and provide a framework within which our Board of Directors and management can pursue the strategic objectives of the Company and ensure long-term growth for the benefit of our shareholders. Highlights of our corporate governance practices are summarized below and are discussed in more detail in the “Corporate Governance Principles and Director Information” section beginning on page 11.

Independence:

•	Seven of nine director nominees are independent

•	Board committees are comprised solely of independent directors

•	Independent directors regularly meet in private without management

Board Practices:

•	Board of Directors and each Board committee conducts an annual self-assessment

•	Continuing education budget is provided for each director

•	Directors may not stand for reelection after age 72

Leadership Structure:

•	Separate Chairman and Chief Executive Officer leadership structure to maintain independence between Board oversight and operating decisions of the Company

Accountability:

•	All directors stand for election annually

•	In uncontested director elections, our Majority Voting Policy applies

•	All directors are subject to anti-pledging and anti-hedging provisions under our Insider Trading Policy

Stock Ownership Requirements:

•	Stock ownership requirements must be met within five years of appointment, as follows:

•	Directors: 5x annual retainer fee

•	CEO: 5x annual base salary

•	President-level executives: 4x annual base salary

•	Other executives: 3x annual base salary

Highlights regarding our 2018 business performance and changes made to our executive compensation program during fiscal 2018 can be found under the “Executive Summary” beginning on page 21.

2 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Domino’s Pizza, Inc. for use at the 2019 Annual Meeting of Shareholders (“Annual Meeting”) to be held on Tuesday, April 23, 2019 at 10:00 a.m. EDT at the Domino’s World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, and at any adjournment thereof. The Company has made these materials available to you on the Internet or, upon your request, has delivered printed copies to you by mail or electronic versions by e-mail. The Company will pay the expenses of solicitation of Proxies. We will request banks, brokers and other custodians, nominees and fiduciaries to solicit Proxies from their customers and will reimburse those banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket costs for this solicitation. Further solicitation of Proxies may be made by mail, personal interview and/or telephone by officers, directors and other employees of the Company, none of whom will receive additional compensation for assisting with the solicitation.

This Proxy Statement, along with the Notice of Annual Meeting of Shareholders and form of Proxy, was first made available to shareholders on or about March 14, 2019. As used in this Proxy Statement, references to the “Company” or “Domino’s,” or the first-person notations of “we” and “our,” refer to Domino’s Pizza, Inc.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 3

Voting Information

Record Date, Issued and Outstanding Shares

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 1, 2019 (the “Record Date”). On the Record Date, there were 41,063,231 shares of common stock, $0.01 par value per share, the Company’s only voting securities, outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Quorum Requirement

Under the Company’s By-Laws, the holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy, including shares that abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present.

Voting Procedures

The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Shareholders may choose to vote by any of the following methods: (i) by returning the enclosed Proxy card, (ii) electronically by accessing the Internet site or by using the toll-free telephone number, both of which are stated on the form of Proxy, or (iii) by attending the Annual Meeting and voting in person.

All properly executed Proxies received by mail, and properly authenticated electronic votes recorded through the Internet or by telephone, will be voted as directed by the shareholder. All properly executed Proxies received by mail that do not specify how shares should be voted will be voted in accordance with the Board’s recommendation (“FOR” the election of all director nominees under Proposal One, “FOR” Proposal Two and “FOR” Proposal Three).

Revocation of Proxies

Any Proxy given pursuant to this solicitation may be revoked at any time before it is voted by: (i) signing and returning a new Proxy card with a later date, (ii) submitting a later-dated vote by telephone or via the Internet, (iii) filing with our Corporate Secretary a written notice of revocation dated later than the date of the Proxy being revoked, or (iv) attending the Annual Meeting and revoking or voting in person. Any written notice of revocation should be sent to: Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the shareholder.

Broker Non-Votes

Brokers are subject to the rules of the New York Stock Exchange (the “NYSE”). The NYSE rules direct that certain matters submitted to a vote of shareholders are “routine” items and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. Brokers who hold shares in “street name” for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers.

Under the current NYSE rules, we believe Proposal Two is a routine matter. Accordingly, if your broker holds shares that you own in street name, the broker may vote your shares on Proposal Two even if the broker does not receive instructions from you. We believe Proposal One and Proposal Three are non-routine matters and, therefore, the broker

4 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Voting Information (continued)

may not vote your shares on such proposals without receiving instructions from you. If your broker does not vote on a proposal, this is commonly referred to as a “broker non-vote.” Broker non-votes will not be counted as having been voted in person or by proxy, but pursuant to Delaware corporate law, will be counted for purposes of determining whether a quorum is present.

Votes Required

Under Proposal One, directors are elected by a plurality of the votes of the shares of common stock represented and voted at the Annual Meeting. If you withhold your vote for a particular nominee, then your vote will not count “FOR” such nominee. Broker non-votes and votes withheld will not be treated as votes cast with respect to the election of directors and, therefore, will have no effect on the outcome of the election of directors.

In addition, we have implemented a Majority Voting Policy for uncontested director elections (elections in which the number of nominees for election does not exceed the number of directors to be elected). In the event that the votes “WITHHELD” from a nominee’s election exceed the votes cast “FOR” that nominee’s election, such nominee shall be required to submit his or her resignation to the Board of Directors for consideration. The Board of Directors will then have the opportunity to determine whether to accept or reject such tendered resignation. The Board of Directors, in making its decision, may consider any factors or other information that it considers appropriate or relevant.

The Board of Directors will act within 120 days following certification of the shareholder vote. Thereafter, the Board of Directors will promptly publicly disclose, in a report furnished to the Securities and Exchange Commission (“SEC”), its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board of Directors may accept a director’s resignation or reject the resignation. If the Board of Directors accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors, in each case pursuant to our Bylaws. If a director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting of shareholders and until his or her successor is duly elected, or his or her earlier resignation or removal.

Approval of Proposal Two (ratification of independent registered public accountants) and Proposal Three (say-on-pay) requires the affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting. Broker non-votes, if any, and abstentions will not be treated as votes cast with respect to these proposals and, therefore, will have no effect on the outcome of the votes.

No matter is currently expected to be considered at the Annual Meeting other than those listed in this Proxy Statement. If any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 5

Proposal One: Election of Directors

The Company’s Certificate of Incorporation, as amended, requires that all directors stand for annual election. Accordingly, the nine individuals listed below are standing for election to terms ending with the 2020 annual meeting of shareholders, until his or her successor is elected or qualified or until his or her earlier death, resignation or removal. Each nominee is currently serving as a director. Each nominee has indicated his or her willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by Proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a director.

Board Membership Criteria

Although our Nominating and Corporate Governance Committee does not have any specific, delineated qualifications for the nomination of director candidates, the Committee takes into account a number of factors, qualifications and skills that it deems appropriate, with the primary goal of ensuring the Board collectively serves the interest of shareholders. The Company and the Board, at a minimum, seek to have directors with sound business judgment, wisdom and knowledge in his or her field of expertise. Identified and described below are additional key experiences, qualifications and skills that are important to the Company’s business and that were considered in the selection of the directors, which factors may change from time to time. Director candidates are also evaluated according to the qualifications set forth in the Board’s Corporate Governance Principles, as further described beginning on page 13.

•

Business experience. The Company and the Board believe that the Company benefits from nominating directors with a substantial degree of business experience. This may include accomplishments in his or her particular field of practice and a history of achievements that reflect his or her high standards and sound business decisions.

•

Leadership experience. The Company and the Board believe that directors with experience in significant leadership positions over an extended period, especially President or Chief Executive Officer positions, provide the Company with strategic insights. These directors generally possess superior leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, long-term strategy, risk management and the methods to drive change and growth.

•

Finance experience. The Company and the Board believe an understanding of finance and financial reporting processes is an important skill for our directors. The Company uses financial measures to evaluate its performance as well as its accomplishment of financial performance targets. In addition, the Board and the Audit Committee oversee the required public disclosures of the Company that include financial statements and related information.

•

Educational and industry experience. The Company and the Board seek to have directors with relevant education, business expertise and experience as executives, directors, investors or in other leadership positions in the retail sector, including the restaurant industry.

6 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Proposal One: Election of Directors (continued)

Nominees for Election to One-Year Terms Expiring at the 2020 Annual Meeting of Shareholders

Set forth below are the name, age, principal occupation and/or business experience and qualifications of each nominee for election as a director. The Nominating and Corporate Governance Committee believes that each of the nominees possesses the necessary professional experience and qualifications to contribute to the success of the Company. Information with respect to the business experience and other publicly-held company boards on which the nominees serve, or served in the past five years, as a director is set forth below. The number of shares of Domino’s Pizza, Inc. common stock beneficially owned by each director appears later in this Proxy Statement.

Our Board of Directors Unanimously Recommends a Vote FOR Each of the Nominees Listed Below	✓

David A. Brandon most recently served as Chairman and Chief Executive Officer of Toys “R” Us, Inc., formerly the world’s largest specialty retailer of toy and baby products, a position he held from July 2015 to December 2018. Previously, he was the Director of Athletics at the University of Michigan from March 2010 to October 2014.

Mr. Brandon has served as Chairman of Domino’s Board of Directors since March 1999 and also served as Chief Executive Officer from March 1999 to March 2010. Mr. Brandon was retained by the Company as a Special Advisor from March 2010 to January 2011. Prior to joining Domino’s, Mr. Brandon was President and Chief Executive Officer of Valassis, Inc., a company in the sales promotion and coupon industries, from 1989 to 1998 and Chairman of the Board of Directors of Valassis, Inc. from 1997 to 1998.

In addition to serving on the Board of Directors of Domino’s, Mr. Brandon also serves on the Boards of Directors of DTE Energy Co. and Herman Miller, Inc. He previously served on the Boards of Directors of Toys “R” Us, Inc., Burger King Corporation, Kaydon Corporation, Northwest Airlines and the TJX Companies, Inc.

David A. Brandon Non-Executive Chairman Director since: 1999 Age: 66 Committees: None

Qualifications:

Mr. Brandon served as the Company’s Chief Executive Officer for eleven years and has served as Chairman of the Board since 1999. He thereby possesses a deep understanding of the Company’s operations, market development objectives, strategic planning and other internal business aspects of the Company. Mr. Brandon brings to the Board extensive executive experience in marketing and sales. His service on the Boards of Directors of several other companies, including retailers, also makes him qualified for service as a director of the Company.

Richard E. Allison, Jr. has served as Chief Executive Officer of Domino’s since July 2018. Mr. Allison oversees all company operations, strategy and vision in his role as Chief Executive Officer. He previously served as President, Domino’s International from October 2014 to July 2018, after joining the Company in March 2011 as Executive Vice President of International.

Prior to joining Domino’s, Mr. Allison worked at Bain & Company, Inc. for more than 13 years, serving as a Partner from 2004 to December 2010, and as co-leader of Bain’s restaurant practice, working with some of the world’s most well-known restaurant brands.

Mr. Allison has served on Domino’s Board of Directors since July 2018, when he was elected in conjunction with his appointment as Chief Executive Officer.

Richard E. Allison, Jr. Chief Executive Officer Director since: 2018 Age: 52 Committees: None

Qualifications:

Mr. Allison’s many years of executive experience with the Company provides him with a deep understanding of the Company’s operations, market development objectives, strategic planning and other internal business aspects of the Company. Mr. Allison’s extensive knowledge of growing a global brand and his deep understanding of the overall restaurant industry makes him qualified for service as a director of the Company.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 7

Proposal One: Election of Directors (continued)

C. Andrew Ballard Independent Director Director since: 2015 Age: 46 Committees: Compensation

C. Andrew Ballard currently serves as the Chief Executive Officer and Co-Founder of Wiser Solutions, Inc., a technology and data company, a position he has held since December 2012. Mr. Ballard is also Founder of Figtree Partners, an investment firm focused on software and technology, and has served as its Managing Partner since November 2012. In addition, he has served as a Senior Advisor at the private equity firm Hellman & Friedman LLC since December 2012, where he previously served as Managing Director from 2006 to 2012 and as a Director from 2004 to 2006. Prior to joining Hellman & Friedman in 2003, Mr. Ballard worked at Bain Capital, LLC in San Francisco and Boston, as well as Bain & Company, Inc. from 1994 to 2002.

Mr. Ballard has served on Domino’s Board of Directors since July 2015 and is a member of the Compensation Committee of the Board of Directors. During fiscal 2018, Mr. Ballard was also a member of the Nominating and Corporate Governance Committee of the Board of Directors. In February 2019, his membership on the Nominating and Corporate Governance Committee ended. In addition to serving on Domino’s Board, Mr. Ballard is currently Chairman of Datacor, Inc. and Vice Chairman of Zignal Labs, and has held previous board roles at Activant Solutions Inc., Catalina Marketing Corporation, DoubleClick Inc., Getty Images, Inc., Internet Brands, Inc. and Vertafore, Inc. Mr. Ballard is the Chair of the Board of Trustees and Chair of the Investment Committee of the San Francisco Foundation. He is also actively involved with Family Connections, a tuition-free preschool for under-served families.

Qualifications:

Mr. Ballard brings to the Board strategic business and acquisition experience, as well as overall business acumen through his experience at Hellman & Friedman and Bain Capital. Mr. Ballard also provides valuable technology and digital knowledge making him qualified for service as a director of the Company.

Andrew B. Balson is currently the Managing Partner of Cove Hill Partners, L.P., a firm formed to make private equity investments. Previously, Mr. Balson was the Chief Executive Officer of Match Beyond, an innovative college completion program that helps low-income young adults attain college degrees and prepare for the workforce, a position he held from January 2015 to June 2016. Prior to becoming the Chief Executive Officer of Match Beyond, Mr. Balson was a Managing Director at Bain Capital, LLC, a global investment company, from 2001 to 2013. Mr. Balson became a Principal of Bain Capital in January 1998.

Mr. Balson has served on Domino’s Board of Directors since March 1999 and serves as the Chairperson of the Compensation Committee of the Board of Directors. Mr. Balson previously served on the Boards of Directors of Bloomin’ Brands, Inc., FleetCor Technologies, Inc., Dunkin’ Brands, Inc., Skylark Co., Ltd., BELLSYSTEM24, Inc., Burger King Corporation and Bright Horizons Family Solutions, Inc., as well as numerous private companies.

Andrew B. Balson Independent Director Director since: 1999 Age: 52 Committees: Compensation (Chairperson)

Qualifications:

Mr. Balson brings to the Board strategic acquisition experience, a high level of financial literacy and overall business acumen through his executive experience at Bain Capital, LLC and Cove Hill Partners, L.P. His public and private company directorship experience and his familiarity with the Company and other restaurant companies, as well as his extended tenure on our Board, make him qualified for service as a director of the Company.

Corie S. Barry currently serves as Senior Executive Vice President and Chief Financial and Strategic Transformation Officer of Best Buy Co., Inc., a specialty retailer of consumer electronics, personal computers, entertainment software and appliances, a position she has held since June 2016. Ms. Barry previously served as Best Buy’s Chief Strategic Growth Officer from October 2015 to June 2016, Interim President of Geek Squad Services from March 2015 to May 2016, Senior Vice President of Domestic Finance from May 2013 to October 2015 and in a variety of financial and operational roles, both in the field and at the corporate campus, since joining Best Buy in 1999. Prior to Best Buy, Ms. Barry worked at Deloitte Touche Tohmatsu Limited from 1997 to 1999.

Ms. Barry has served on Domino’s Board of Directors since July 2018 and became a member of the Audit Committee of the Board of Directors in February 2019.

Corie S. Barry Independent Director Director since: 2018 Age: 43 Committees: Audit

Qualifications:

Ms. Barry brings to the Board vast financial expertise, retail operations and strategic growth know-how, experience working closely with the board of directors of a public company and overall business acumen, making her qualified for service as a director of the Company.

8 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Proposal One: Election of Directors (continued)

Diana F. Cantor Independent Director Director since: 2005 Age: 61 Committees: Audit (Chairperson)

Diana F. Cantor is currently a Partner at Alternative Investment Management, LLC, a position she has held since January 2010, and she is the Vice Chairman of the Virginia Retirement System, where she also serves on the Audit and Compliance Committee. Ms. Cantor was a Managing Director with New York Private Bank and Trust from January 2008 to the end of 2009. Ms. Cantor served as founding Executive Director of the Virginia College Savings Plan, the state’s 529 college savings program, from 1996 to January 2008. Ms. Cantor served as Vice President of Richmond Resources, Ltd. from 1990 to 1996, and as Vice President of Goldman, Sachs & Co. from 1985 to 1990.

Ms. Cantor has served on Domino’s Board of Directors since October 2005 and serves as the Chairperson of the Audit Committee of the Board of Directors. During fiscal 2018, Ms. Cantor also served as a member of the Nominating and Corporate Governance Committee of the Board of Directors. In February 2019, her membership on the Nominating and Corporate Governance Committee ended. Ms. Cantor also serves on the Boards of Directors of Universal Corporation and VICI Properties Inc., and she previously served on the Boards of Directors of Media General, Inc., Revlon, Inc., The Edelman Financial Group Inc., Vistage International, Inc., Knowledge Universe Education LLC, Edelman Financial Services, LLC and Service King Body and Paint LLC.

Qualifications:

Ms. Cantor possesses extensive financial skills and brings to the Board an important financial perspective. Ms. Cantor also provides valuable consumer product and marketing knowledge, as well as significant public company directorship experience, making her qualified for service as a director of the Company.

Richard L. Federico Independent Director Director since: 2011 Age: 64

Richard L. Federico served as Non-Executive Chairman of P.F. Chang’s China Bistro, Inc. based in Scottsdale, AZ from February 2016 until its acquisition in March 2019. Mr. Federico previously served as Executive Chairman of P.F. Chang’s from March 2015 to February 2016 and as Chief Executive Officer or Co-Chief Executive Officer from September 1997 to March 2015. Mr. Federico joined P.F. Chang’s as President in 1996, when he also began his service on its Board of Directors. Mr. Federico started his career in the restaurant industry as a Manager at Steak & Ale, and later at Orville Beans and Bennigan’s restaurants. He went on to develop Grady’s Goodtimes, serving as Co-Founder/Partner and Vice President of Operations until Brinker International, Inc. acquired Grady’s in 1989. Upon joining Brinker International, Mr. Federico served as Senior Vice President and concept head for Macaroni Grill before being promoted to President of the Italian Concept division. As President, he directed operations and development for Macaroni Grill and Spageddies.

Mr. Federico has served on Domino’s Board of Directors since February 2011. During fiscal 2018, Mr. Federico was a member of the Audit Committee and the Compensation Committee of the Board of Directors. In February 2019, his membership on the Audit Committee ended and he became a member of the Nominating and Corporate Governance Committee of the Board of Directors. He currently serves on the Boards of Directors of Prime Steak Concepts and RPT Realty, a publicly-traded REIT, and previously served as Chairman of the Board of Directors of P.F. Chang’s and Jamba, Inc. He is a Founding Director of Chances for Children.

Committees: Compensation Nominating and Corporate Governance

Qualifications:

Mr. Federico brings to the Board experience in leading a successful publicly-held restaurant concept, overall business acumen and public company directorship experience, making him qualified for service as a director of the Company.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 9

Proposal One: Election of Directors (continued)

James A. Goldman Independent Director

James A. Goldman served as President and Chief Executive Officer and as a member of the Board of Directors of Godiva Chocolatier, Inc. from 2004 to 2014. Mr. Goldman was President of the Food and Beverage Division at Campbell Soup Company from 2001 to 2004. Mr. Goldman served in various executive positions at Nabisco, Inc. from 1992 to 2000. Prior to his work at Nabisco, Mr. Goldman was a senior consulting associate at McKinsey & Company, Inc.

Mr. Goldman has served on Domino’s Board of Directors since March 2010, serves as Chairperson of the Nominating and Corporate Governance Committee and also serves on the Audit Committee of the Board of Directors. Mr. Goldman is currently a Senior Advisor at Eurazeo SE, a private equity firm listed on the Paris Stock Exchange. Mr. Goldman is also currently on the Board of Trustees and the Executive Committee of Save the Children in Fairfield, CT, the Executive Board of the International Tennis Hall of Fame in Newport, RI and the Advisory Board of FEED Projects in New York, NY. Mr. Goldman served on the Board of Directors of The Children’s Place, Inc. and served on its Compensation Committee. He also previously served on the Board of Trustees at the YMCA Camps Becket and Chimney Corners in Becket, MA.

Director since: 2010 Age: 60 Committees: Nominating and Corporate Governance (Chairperson) Audit

Qualifications:

Mr. Goldman brings to the Board experience in leading successful retail companies, including more than 30 years in the global food industry, overall business acumen and public company directorship experience, making him qualified for service as a director of the Company.

Patricia E. Lopez Independent Director Director since: 2018 Age: 57 Committees: Nominating and Corporate Governance

Patricia E. Lopez currently serves as Chief Executive Officer and as a member of the Board of Directors of High Ridge Brands Co., roles held since July 2017. Prior to her current role, Ms. Lopez served as a Senior Vice President at Estée Lauder Companies Inc. from January 2015 to July 2016, a Senior Vice President at Avon Products, Inc. from December 2012 to November 2014 and previously held various positions at The Procter & Gamble Co. for 25 years, most recently serving as a Vice President and General Manager overseeing its Eastern Europe business.

Ms. Lopez has served on Domino’s Board of Directors since July 2018 and became a member of the Nominating and Corporate Governance Committee of the Board of Directors in February 2019.

Qualifications:

Ms. Lopez brings to the Board tremendous global business leadership, brand marketing and operations experience, as well as directorship experience and overall business acumen, making her qualified for service as a director of the Company.

10 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Corporate Governance Principles and Director Information

Domino’s has a commitment to strong corporate governance practices. These practices provide a framework within which the Company’s Board and management can pursue the strategic objectives of Domino’s and seek to ensure its long-term growth for the benefit of shareholders. The Company’s corporate governance principles and practices are reviewed annually by the Nominating and Corporate Governance Committee and any changes are recommended to the Board for approval. The Company’s Corporate Governance Principles are posted on Domino’s corporate and investor website biz.dominos.com under the Investors—Profile—Corporate Governance section and are available free of charge upon request from the Company’s Corporate Secretary. The Nominating and Corporate Governance Committee Charter, the Compensation Committee Charter and the Audit Committee Charter are also posted on the Company’s corporate and investor website (“Investors—Profile—Corporate Governance” section on biz.dominos.com). All the referenced charters and the other documents referenced herein are available free of charge upon request from the Company’s Corporate Secretary.

The Corporate Governance Principles and the Charter of the Nominating and Corporate Governance Committee set forth the Company’s policies with respect to Board structure, membership (including nominee qualifications), performance, operations and management oversight. Pursuant to the Corporate Governance Principles, the Board meets at least quarterly in an independent director session, an executive session and in a non-management executive session. The current discussion leader for the executive session is generally Mr. Brandon and the current discussion leader for the independent director session is generally Mr. Balson. The independent directors meet separately at each quarterly Board meeting.

The entire Board of Directors is engaged in risk management oversight. At the present time, the Board has not established a separate committee to facilitate its risk oversight responsibilities. The Board will continue to monitor and assess whether such a committee would be appropriate. In accordance with the NYSE listed company rules, the Audit Committee assists the Board of Directors in its oversight of Domino’s company-wide risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial and cybersecurity risks. The Board of Directors receives regular reports from management, as well as from the Audit Committee and other standing committees regarding relevant risks and the actions taken by management to address those risks.

The Company is required to have a majority of its Board be independent directors. The Company’s Corporate Governance Principles contain the Company’s standards for director independence. A director will be designated as independent if he or she (i) has no material relationship with the Company or its subsidiaries, (ii) satisfies the other criteria specified by the NYSE listed company rules, (iii) has no business conflict with the Company or its subsidiaries and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board. The Board has affirmatively determined that the following directors who served in the 2018 fiscal year were independent under that definition:

C. Andrew Ballard

Andrew B. Balson

Corie S. Barry

Diana F. Cantor

Richard L. Federico

James A. Goldman

Patricia E. Lopez

The Corporate Governance Principles further provide that the directors are invited and expected to attend the Company’s annual meetings of shareholders. All directors serving at the time of the 2018 annual meeting of shareholders attended the meeting.

The Company has adopted a Code of Professional Conduct for Senior Financial Officers that applies to all executive officers of the Company, including the Chief Executive Officer and Chief Financial Officer, as well as all of the Company’s other financial officers and other employees with senior financial roles. In addition, the Company has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees that applies to all directors, officers and employees. The Code of Professional Conduct and the Code of Business Conduct and Ethics are posted on the Company’s corporate

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 11

Corporate Governance Principles and Director Information (continued)

and investor website (“Investors— Profile—Corporate Governance” section on biz.dominos.com). The Company intends to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Professional Conduct for the Chief Executive Officer, Chief Financial Officer, Corporate Controller or persons performing similar functions, by posting such information on its website.

A total of six meetings of the Board of Directors of the Company were held during 2018, and the Board acted via unanimous written consent on two other occasions. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which that director served, during the period each served as a director.

In accordance with the NYSE requirements, the Board has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of independent directors, as defined by Section 303A of the NYSE listed company rules and other applicable independence standards. Each committee of the Board has designated responsibilities and regularly reports on their activities to the entire Board.

The Company’s current leadership structure, as established in March 2010, separates the Chairman and Chief Executive Officer roles into two positions. David A. Brandon is the Chairman of the Board and Richard E. Allison, Jr. is the Chief Executive Officer. The Company has determined what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the Company, and other relevant criteria. After considering these factors, the Company determined that separating the positions of Chairman of the Board and Chief Executive Officer is the appropriate leadership structure. The Chief Executive Officer is responsible for the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for the Board meetings and presides over meetings of the Board. The Company and the Board believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to keep a measure of independence between the oversight function of our Board of Directors and operating decisions. The Company and the Board feel that this division provides an appropriate balance of operational focus, flexibility and oversight and decided to continue this approach after the transition from Mr. Doyle to Mr. Allison as the Company’s Chief Executive Officer.

Nominating and Corporate Governance Committee

During the 2018 fiscal year, the members of the Nominating and Corporate Governance Committee were Messrs. Goldman (Chairperson) and Ballard and Ms. Cantor. The independence of each member of the Nominating and Corporate Governance Committee is determined annually by the full Board of Directors in accordance with Section 303A.05 of the NYSE listed company rules. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent.

The Nominating and Corporate Governance Committee met two times during 2018. A Nominating and Corporate Governance Committee Charter, as approved by the Board, reflects the Nominating and Corporate Governance Committee’s responsibilities, and the Nominating and Corporate Governance Committee reviews the charter at least once annually. The charter was last reviewed in October 2018 and can be found on the Company’s corporate and investor website (“Investors— Profile—Corporate Governance” section on biz.dominos.com).

The Nominating and Corporate Governance Committee’s functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualifications, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, further functions include reviewing the succession planning process for senior management of the Company, reviewing the Corporate Governance Principles, making recommendations to the Board with respect to other corporate governance principles applicable to the Company, recommending directors to serve on committees, overseeing the determinations of director independence, overseeing the annual evaluation of the Board and management and reviewing Board succession plans.

12 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Corporate Governance Principles and Director Information (continued)

Evaluation of Director Candidates. The Nominating and Corporate Governance Committee meets regularly to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. The Nominating and Corporate Governance Committee may use a paid outside search firm or tools to identify possible directors, as was the case when it conducted a search for two new directors to be added to the Board in 2018. In addition to the experience, qualifications and skills for directors listed under Proposal One, director candidates will be evaluated according to the qualifications as set forth in the Board’s Corporate Governance Principles, including the following desirable characteristics:

•	High personal and professional ethics, integrity and values;

•	Possession of a range of talents, skills and expertise to provide sound and prudent guidance with respect to the operations and interests of the Company;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members;

•	Ability to devote the time necessary for the diligent performance of the duties and responsibilities of Board membership;

•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company and its operations;

•	Willingness to represent the long-term interests of all shareholders and objectively appraise management’s performance; and

•	Board diversity and other relevant factors as the Board may determine.

Board Diversity. While the Nominating and Corporate Governance Committee does not have a written policy regarding diversity in identifying director candidates, the Nominating and Corporate Governance Committee considers diversity in its search for the best candidates to serve on the Board of Directors. The Committee looks to incorporate diversity into the Board through a number of demographics, skills, experiences (including operational experience) and viewpoints, all with a view to identify candidates that can assist the Board with its decision-making. The Committee believes that the current composition of the Board of Directors reflects diversity based on a number of these factors.

Shareholder Submission of Director Nominees. The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2020 annual meeting of shareholders, provided that the names of such nominees are submitted in writing, not later than February 23, 2020, to the Corporate Secretary of Domino’s Pizza, Inc. at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.

Compensation Committee

The members of the Compensation Committee are Messrs. Balson (Chairperson), Ballard and Federico. The independence of each member of the Compensation Committee is determined annually by the Board of Directors in accordance with Section 303A.05 of the NYSE listed company rules. The Board of Directors has determined that each member of the Compensation Committee is independent.

The Compensation Committee met three times during 2018 and acted via unanimous written consent on two other occasions, to conduct its required business in accordance with the Compensation Committee Charter. The Compensation Committee Charter authorizes the Compensation Committee to delegate any of its responsibilities to one or more subcommittees. The Compensation Committee Charter, as approved by the Board, reflects the Compensation Committee’s responsibilities, and the Compensation Committee reviews the charter at least once annually. The charter was last reviewed in July 2018 and can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on biz.dominos.com).

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 13

Corporate Governance Principles and Director Information (continued)

The Compensation Committee’s functions include examining the levels and methods of compensation employed by the Company with respect to the Chief Executive Officer and other executive officers, making recommendations with respect to other executive officer compensation, reviewing and approving the compensation package of the Chief Executive Officer, making recommendations to the Board with respect to director compensation, making recommendations to the Board with respect to incentive compensation plans and equity-based plans, making plan administration and compensation decisions under equity compensation plans approved by the Board, and implementing and administering one or more incentive bonus plans.

Audit Committee

During the 2018 fiscal year, the members of the Audit Committee were Ms. Cantor (Chairperson) and Messrs. Federico and Goldman. The independence of each member of the Audit Committee is determined annually by the full Board of Directors in accordance with Section 303A.05 of the NYSE listed company rules, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended. The Board of Directors determined that each member of the Audit Committee is independent. Additionally, the Board determined that each member of the Audit Committee is financially literate as required by Section 303A.07(a) of the NYSE listed company rules, and that Ms. Cantor is an audit committee financial expert under Item 407(d)(5) of Regulation S-K.

The Audit Committee met five times during 2018. The Audit Committee Charter, as approved by the Board, reflects the Audit Committee’s responsibilities, and the Audit Committee reviews the charter at least once annually. The charter was last reviewed in October 2018 and can be found on the Company’s corporate and investor website (“Investors— Profile—Corporate Governance” section on biz.dominos.com). The Audit Committee’s functions include: (i) providing assistance to the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accountants, the Company’s system of internal controls, the internal audit function and the Company’s code of ethical conduct, (ii) retaining and, if appropriate, terminating the independent registered public accountants and (iii) approving audit and non-audit services to be performed by the independent registered public accountants.

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by the Company’s independent public registered accountants are pre-approved. All services provided to the Company by its independent public registered accountants for fiscal years 2018 and 2017 were pre-approved by the Audit Committee. This policy can be found on the Company’s corporate and investor website (“Investors— Profile—Corporate Governance” section on biz.dominos.com).

Audit and Other Service Fees

The following table sets forth the aggregate fees for professional services. All such services were pre-approved by the Audit Committee and rendered by PricewaterhouseCoopers LLP for each of the last two fiscal years (dollars in thousands):

	2018	2017
Audit fees(1)	$1,434	$1,508
Audit-related fees(2)	194	188
All other fees(3)	3	2

Total	$1,631	$1,698

(1)

Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, the audits of certain subsidiaries and other audit services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. The amounts also include services related to Sarbanes-Oxley Act compliance, the Company’s recapitalization transactions in 2018 and 2017 and services related to the Company’s enterprise systems.

(2)	Includes fees for services related to the audit of the Domino’s advertising fund subsidiary and discussions concerning financial accounting and reporting matters.
(3)	Annual license fee for accounting and disclosure software usage.

14 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The Audit Committee is governed by a written charter which was adopted by the Company’s Board of Directors and is reviewed annually by the Audit Committee. The Audit Committee is responsible for overseeing the quality and integrity of the Company’s accounting, auditing, financial reporting and internal control practices. The Audit Committee is responsible for, in addition to other activities, the appointment, retention and compensation of the Company’s independent registered public accountants. The Audit Committee has a policy with respect to the pre-approval of non-audit services.

Each member of the Audit Committee was determined to be independent as required under the NYSE listed company rules, including those rules applicable to audit committee members. The Board determined that one of its members during fiscal 2018, Ms. Cantor, is an audit committee financial expert under Item 407(d)(5) of Regulation S-K. The Audit Committee met five times during 2018.

In performing its responsibilities, the Audit Committee, in addition to other activities: (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accountants, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) AS 1301 (Communications With Audit Committees), as modified or supplemented, and (iii) received the letter from PricewaterhouseCoopers LLP required by the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2018 for filing with the Securities and Exchange Commission.

The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence. After reviewing the services provided by PricewaterhouseCoopers LLP, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the reappointment of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company, with such reappointment to be ratified by the shareholders at the Annual Meeting.

Respectfully submitted,

Audit Committee

Diana F. Cantor, Chairperson

Richard L. Federico

James A. Goldman

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 15

Proposal Two: Ratification of Independent Registered Public Accountants

The Company’s Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for the current fiscal year. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the votes cast at the meeting in person or by proxy is necessary to ratify the selection of the Company’s independent registered public accountants for the current year. Under applicable law, listed company rules and the Company’s By-Laws, abstentions are not counted as votes cast and will have no effect on the outcome of the vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the selection of independent registered public accountants.

Even if the selection of PricewaterhouseCoopers LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of PricewaterhouseCoopers LLP and to engage another firm if the Committee determines such action to be necessary or desirable. Conversely, if the selection of PricewaterhouseCoopers LLP is not ratified by shareholders, the Audit Committee, in its discretion, could still decide to continue the engagement with PricewaterhouseCoopers LLP for the 2019 audit if the Company determines such action to be necessary or desirable.

Our Board of Directors Unanimously Recommends a Vote FOR Ratification of the Selection of PricewaterhouseCoopers LLC as the Independent Registered Public Accountants of the Company

for the 2019 Fiscal Year

✓

16 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Stock Ownership Information

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the SEC) with respect to the persons believed by the Company to own beneficially more than 5% of the outstanding common stock, par value $0.01 per share, of the Company as of December 31, 2018:

	Common Stock, par value $0.01 per share
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
BlackRock, Inc.(1)	5,380,982	13.1%
55 East 52nd Street
New York, New York 10055

The Vanguard Group(2)	3,717,658	9.1%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Renaissance Technologies LLC(3)	3,085,500	7.5%
Renaissance Technologies Holdings Corporation
800 Third Avenue
New York, NY 10022

(1)

Based on a Schedule 13G/A filed by the shareholder on January 31, 2019, BlackRock, Inc. beneficially owns and has sole dispositive power with respect to 5,380,982 shares and has sole voting power with respect to 4,852,750 shares of common stock of the Company. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company. No one person’s interest in the common stock of the Company is more than 5% of the total outstanding common stock.

(2)

Based on a Schedule 13G/A filed by the shareholder on February 11, 2019, The Vanguard Group is the beneficial owner of 3,717,658 shares of common stock of the Company, has sole voting power of 31,267 shares, shared voting power of 8,931, sole dispositive power of 3,677,265 shares and shared dispositive power of 40,393 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 18,822 shares of common stock of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 33,443 shares of common stock of the Company as a result of its serving as investment manager of Australian investment offerings.

(3)

Based on a Schedule 13G filed by the shareholder on February 13, 2019, Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC”), because of RTHC’s majority ownership of RTC, are each deemed to beneficially own and have sole dispositive power and sole voting power of 3,085,500 shares of common stock of the Company. Certain funds and accounts managed by RTC have the right to receive dividends and proceeds from the sale of such securities.

The foregoing information is based upon Schedule 13G reports or amendments filed with the SEC by the above beneficial owners in 2019, with respect to their holdings of the common stock of Domino’s Pizza, Inc. as of December 31, 2018.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 17

Stock Ownership Information (continued)

Security Ownership of Management

The following table sets forth, as of December 30, 2018, the end of the Company’s last fiscal year, information with respect to the Company’s common stock, par value $0.01 per share, owned beneficially by each director, by each nominee for election as a director of the Company, by the named executive officers listed in the Summary Compensation Table starting on page 36 of this Proxy Statement and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
J. Patrick Doyle(1)	1,061,736	2.59%
Richard E. Allison, Jr.(2)	160,166	*
Jeffrey D. Lawrence(3)	39,115	*
Russell J. Weiner(4)	162,995	*
Joseph H. Jordan(5)	18,124	*
J. Kevin Vasconi(6)	17,248	*
David A. Brandon	10,498	*
C. Andrew Ballard	3,066	*
Andrew B. Balson(7)	93,013	*
Corie S. Barry	—	*
Diana F. Cantor(8)	19,140	*
Richard L. Federico	7,490	*
James A. Goldman	8,435	*
Patricia E. Lopez	—	*
All current directors and executive officers as a group (17 persons)(9)	664,571	1.62%

*	Less than 1%.
(1)	Includes 1,037,066 shares of common stock issuable upon exercise of options that were exercisable on December 30, 2018 or within 60 days thereafter.
(2)

Includes 120,042 shares of common stock issuable upon exercise of options that were exercisable on December 30, 2018 or within 60 days thereafter. Also includes 500 shares of common stock owned by Mr. Allison’s children.

(3)	Includes 21,349 shares of common stock issuable upon exercise of options that were exercisable on December 30, 2018 or within 60 days thereafter.
(4)	Includes 135,872 shares of common stock issuable upon exercise of options that were exercisable on December 30, 2018 or within 60 days thereafter.
(5)	Includes 11,224 shares of common stock issuable upon exercise of options that were exercisable on December 30, 2018 or within 60 days thereafter.
(6)	Includes 9,830 shares of common stock issuable upon exercise of options that were exercisable on December 30, 2018 or within 60 days thereafter.
(7)

Includes 26,000 shares of common stock issuable upon exercise of options that were exercisable on December 30, 2018 or within 60 days thereafter. Also includes 27,310 shares of common stock held in the Andrew B. Balson 2004 Irrevocable Family Trust, and 8,870 shares of common stock held in the Andrew B. Balson 2011 Irrevocable Family Trust.

(8)	Includes 6,000 shares of common stock issuable upon exercise of options that were exercisable on December 30, 2018 or within 60 days thereafter.
(9)	Includes an aggregate of 423,288 shares of common stock issuable upon exercise of outstanding options that were exercisable on December 30, 2018 or within 60 days thereafter.

The information with respect to beneficial ownership is based upon information furnished by each director, nominee or executive officer, or information contained in filings made with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors, certain executive officers and persons who own more than 10% of any Domino’s Pizza, Inc. common stock to file initial reports of ownership and reports of changes in ownership of Domino’s Pizza, Inc. common stock with the SEC and the NYSE. The Company assists its directors and certain executive officers in completing and filing those reports. Domino’s is required to disclose in its proxy statement any failure to file these reports by the required due dates. The Company believes that all filing requirements applicable to its directors, executive officers and shareholders who own more than 10% of Domino’s Pizza, Inc. common stock were complied with during the last completed fiscal year.

18 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Stock Ownership Information (continued)

Compensation Committee Interlocks and Insider Participation

During fiscal 2018, Messrs. Balson (Chairperson), Ballard and Federico served on the Compensation Committee. During fiscal 2018, no member of the Compensation Committee was an officer or employee of ours, a former officer of ours or of our subsidiaries or had any relationships requiring disclosure by us under Item 407(e) of Regulation S-K. None of our executive officers served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or Compensation Committee during fiscal 2018.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 19

Executive Compensation

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s fiscal 2018 Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

Compensation Committee

Andrew B. Balson, Chairperson

C. Andrew Ballard

Richard L. Federico

20 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Compensation Discussion and Analysis

Executive Summary

Domino’s objective is to be the worldwide leader in the pizza industry and one of the top restaurant brands in the world. To accomplish this objective, the Compensation Committee believes that Domino’s must recruit and retain qualified and high-performing executives to help attain the Company’s business goals and objectives, and we have established short- and long-term compensation programs that we believe support this mission.

The Compensation Discussion and Analysis describes the Company’s executive compensation program, philosophy and objectives as they relate to our 2018 named executive officers listed below:

•	Richard E. Allison, Jr.—Chief Executive Officer (“CEO”)

•	J. Patrick Doyle—Former President and Chief Executive Officer (“former CEO”)

•	Jeffrey D. Lawrence—Executive Vice President and Chief Financial Officer (“CFO”)

•	Russell J. Weiner—Chief Operating Officer and President of the Americas (“COO”)

•	Joseph H. Jordan—Executive Vice President, International

•	J. Kevin Vasconi—Executive Vice President, Chief Information Officer

Fiscal 2018 Business Performance. The Company completed another profitable year in fiscal 2018. The following table illustrates the Company’s growth in fiscal 2018 in terms of revenues, segment income (as defined and disclosed in Note 11 to the Company’s consolidated financial statements for the fiscal year ended December 30, 2018 included in the Annual Report on Form 10-K filed with the SEC on February 21, 2019 (“2018 10-K”)), income from operations and stock price relative to fiscal 2017 and fiscal 2016.

(Dollars in millions, except stock price)	2018	2017	2016	Percent Increase 2016 to 2018
Revenues(1)	$3,432.9	$2,788.0	$2,472.6	38.8%
Segment Income	$643.9	$583.8	$511.6	25.9%
Income from Operations	$571.7	$521.2	$454.0	25.9%
Stock Price (Fiscal Year End)	$249.95	$188.96	$159.24	128.8	%(2)

(1)

The Company adopted a new revenue recognition standard in 2018 that requires a gross presentation on its consolidated statement of income for franchisee contributions received by and related expenses of the Company’s consolidated not-for-profit advertising fund. The Company recorded $358.5 million in revenue in 2018 related to these contributions. In prior years, under accounting standards in effect at that time, the Company had presented these contributions net with the related disbursements in its consolidated statement of income. For additional information related to the adoption of this new accounting standard, refer to Note 1 to the Company’s consolidated financial statements for the fiscal year ended December 30, 2018 included in our 2018 10-K.

(2)	Percent increase is calculated from the Company’s closing stock price on the first trading day of the 2016 fiscal year ($109.23) in order to capture the three-year change.

The Company’s performance during fiscal 2018, and for the three-year period ending with fiscal 2018, demonstrated significantly improved financial results and a corresponding strong growth in the Company’s stock price.

2018 Key Leadership and Compensation Highlights. Key events with respect to the Company’s leadership structure and executive compensation program are as follows:

•	Mr. Doyle resigned from his position as President and Chief Executive Officer of the Company and as a member of our Board, effective June 30, 2018;

•	Mr. Allison was named Chief Executive Officer and was appointed to the Board, effective July 1, 2018;

•	Mr. Weiner was appointed to a newly-created position of Chief Operating Officer and President of the Americas, effective July 1, 2018;

•	Mr. Jordan was named Executive Vice President, International, effective April 9, 2018;

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 21

Compensation Discussion and Analysis (continued)

•

Other than increases associated with promotions, 2018 base salaries of the named executive officers (excluding Mr. Doyle, whose base salary was not changed) increased, on average, 6.2% compared with their fiscal 2017 salaries;

•

2018 corporate performance in relation to the Domino’s Pizza Senior Executive Annual Incentive Plan (“AIP”) (based on adjusted total segment income) was achieved at 101.31% of target, resulting in a payout of AIP awards at 113.1% of target;

•	Amounts earned under the incentive plans for performance periods ending during 2018 were above target, reflecting industry-leading financial results; and

•	Tax gross-ups for personal usage of the corporate aircraft by the Company’s executives were eliminated during fiscal 2018.

Compensation Program Overview

The Compensation Committee is responsible for determining the compensation of our executive officers and administering the cash incentive and equity-based plans in which our executive officers, directors and other employees participate. The goal of the Company’s executive compensation program is to attract, motivate and retain talented individuals to help us attain our business goals and objectives. We are committed to achieving long-term, sustainable growth and increasing shareholder value. Our compensation program for our named executive officers is designed to be aligned with and to enhance these commitments, as well as to encourage strong financial performance on both an annual and long-term basis.

The Compensation Committee uses total direct compensation as the primary measure of compensation for our named executive officers. The principal elements of total direct compensation for our CEO and our other named executive officers are: (i) annual base salary, (ii) annual performance incentives under the AIP, and (iii) long-term incentive compensation consisting of stock options and performance shares granted under the Company’s 2004 Equity Incentive Plan, as amended (“EIP”).

Principal Elements of Total Direct Compensation

Base Salary	+	Performance Incentive (cash award under AIP)	+	Long-term Incentive Compensation (performance shares and stock options under EIP)	=	TOTAL DIRECT COMPENSATION

The Compensation Committee places a significant focus on performance-based compensation, which is provided in the form of annual performance incentives under the AIP and stock options and performance shares under the EIP. Our focus on performance-based compensation rewards strong Company financial and operating performance and aligns the interests of our named executive officers with those of our shareholders.

For fiscal 2018, approximately 67% of the target total direct compensation for Messrs. Lawrence and Vasconi was attributable to performance-based compensation and approximately 60% of the target total direct compensation for Mr. Jordan was attributable to performance-based compensation.

For our CEO and COO, the Compensation Committee places even more emphasis on the performance-based components of total direct compensation. Accordingly, excluding their Retention Equity Awards, as discussed below, approximately 82% of Mr. Allison’s target total direct compensation after his promotion was attributable to performance-based compensation and approximately 78% of the target total direct compensation for Mr. Weiner after his promotion was attributable to performance-based compensation.

In 2018, the Compensation Committee approved special retention-based restricted stock awards under the EIP (each, a “Retention Equity Award”) to each of our CEO and COO in connection with their promotions. Each Retention Equity Award will vest 100% on the fourth anniversary of the date of grant, generally subject to the executive’s continued employment through such date. The Compensation Committee understands that the Company operates in a highly

22 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

competitive environment and recognizes that each of our CEO and COO are highly attractive candidates to other companies because of their skill and expertise. With input from Willis Towers Watson (“WTW”), the Compensation Committee determined that it was appropriate and in the best long-term interest of the Company and our shareholders to grant these Retention Equity Awards to each of these executives with a longer vesting period to incentivize their continued employment, and economic alignment, with the Company.

Other aspects of the Company’s executive compensation program are intended to further align the interests of our named executive officers with those of our shareholders and to promote good corporate governance. These include:

•	Meaningful stock ownership guidelines for executives;

•	No tax gross-ups on change in control-related payments;

•	A cap on maximum annual performance incentives;

•	No supplemental pension or death benefits for our named executive officers;

•	A clawback policy covering performance-based compensation for certain executive officers; and

•	Anti-pledging and anti-hedging provisions contained in our Insider Trading Policy.

Compensation Philosophy and Process

Compensation Committee Philosophy. The Compensation Committee determines the target total direct compensation levels, the components thereof and relative weightings of each component for our named executive officers. The Compensation Committee generally targets the 50th percentile of the applicable benchmark (i.e., peer group and broader quick service restaurant and hospitality industry surveys, as described below) when setting target total direct compensation levels for our CEO and other named executive officers, but also takes into account other factors as described below, including for fiscal 2018, special retention considerations. Executive-specific considerations, actual performance related to the applicable AIP and performance share measures and stock price performance can result in our named executive officers’ actual total direct compensation being above or below the target in any given year. Our use of peer groups and other data in making compensation decisions is described below.

Compensation Setting Process. In order to evaluate and maintain the effectiveness of the Company’s current executive compensation program, the Compensation Committee annually reviews the reasonableness of executive compensation levels using independent professional compensation consultants, as well as public information about compensation levels at comparable companies within the Company’s industry, and evaluates such levels in light of individual performance as well as the Company’s growth and profitability. In 2018, the Compensation Committee used WTW as its independent professional compensation consultant. In December 2018, the Compensation Committee selected Meridian Compensation Partners, LLC (“Meridian”) to provide consulting services in relation to executive and director compensation decisions for the 2019 fiscal year.

In making compensation decisions, the Compensation Committee reviews the nature and scope of each named executive officer’s responsibilities, as well as his effectiveness in supporting the Company’s long-term goals. The Compensation Committee attempts to set annual base salary, annual performance incentives, long-term incentive compensation and other compensation and benefits at levels that will attract, motivate, and retain superior executive talent in a highly competitive environment.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 23

Compensation Discussion and Analysis (continued)

In 2018, the Compensation Committee conducted a review of the total direct compensation of our named executive officers using data provided by WTW. The Compensation Committee generally targeted the total direct compensation mix of our named executive officers, other than our CEO and COO, to be as follows: (i) 33% annual base salary, 33% annual performance incentive and 34% long-term incentive compensation for our Chief Financial Officer and Chief Information Officer, and (ii) 40% annual base salary, 20% annual performance incentive and 40% long-term incentive compensation for our Executive Vice President, International, each based on the grant date value of long-term incentive compensation and assuming target performance for annual performance incentives and long-term incentive compensation.

Target pay mix chief financial officer chief information officer annual base salary annual performance incentive long-term incentive compensation performance-based incentive compensation: 67%	Target pay mix executive vice president , international annual base salary annual performance incentive long-term incentive compensation performance-based incentive compensation: 60%

As noted previously, the Compensation Committee places more emphasis on the performance-based components of total direct compensation for our CEO and COO. Mr. Allison’s target pay mix while serving as CEO in fiscal 2018, excluding his Retention Equity Award, was allocated as follows: 18% annual base salary, 36% annual performance incentive and 46% long-term incentive compensation, and Mr. Weiner’s target pay mix while serving as COO in fiscal 2018, excluding his Retention Equity Award, was allocated as follows: 22% annual base salary, 33% annual performance incentive and 45% long-term incentive compensation, each based on the grant date value of long-term incentive compensation and assuming target performance for annual performance incentives and long-term incentive compensation.

Target pay mix* ceo annual base salary annual performance incentive long-term incentive compensation performance-based incentive compensation: 82%	Target pay mix* chief operating officer annual base salary annual performance incentive long-term incentive compensation performance-based incentive compensation: 78%

*

Taking into account the Retention Equity Awards, the percentages for 2018 would be (i) approximately 9% Annual Base Salary, 18% Annual Performance Incentive and 73% Long-term Incentive Compensation, with 41% being performance-based compensation, for our CEO, and (ii) approximately 11% Annual Base Salary, 17% Annual Performance Incentive and 72% Long-term Incentive Compensation, with 39% being performance-based compensation, for our COO.

24 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

For any given year, the annual base salary, annual performance incentives and long-term incentive compensation actually earned by or paid to our named executive officers may differ from the percentage allocations described above due to actual performance relative to the applicable incentive plan performance measures and stock price performance. For fiscal 2018, the amount of annual performance incentives reported in the Summary Compensation Table as earned by our named executive officers is greater than the amount granted at target due to the achievement by the Company of applicable incentive plan performance measures at above-target levels. Additionally, for fiscal 2018, the actual long-term incentive compensation component of the total direct compensation for Mr. Allison and Mr. Weiner was greater than the targeted amounts for their respective positions due to the Retention Equity Awards.

Consideration of Say-On-Pay Vote and Shareholder Feedback. In evaluating the Company’s executive compensation program, the Compensation Committee also considered the results of the advisory vote on the say-on-pay proposal presented at the Company’s 2018 annual meeting of shareholders. At the 2018 annual meeting, nearly 87% of shares voted were in support of the compensation provided to our named executive officers. In light of our shareholders’ continued support and the success of the executive compensation program, we did not make any significant changes to our executive compensation program for 2018. The Compensation Committee concluded that the Company provides a competitive pay-for-performance package that effectively incentivizes and retains executives.

In addition to considering the results of the 2018 say-on-pay vote as described above, the Company regularly engages in discussions with certain key shareholders to solicit their feedback regarding our executive compensation program. The Company and the Compensation Committee identified that the provision of a tax gross-up on personal usage of the corporate aircraft was an area of concern for certain shareholders and, therefore, eliminated this tax gross-up during fiscal 2018.

Role of the Compensation Consultant. The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee and also to discontinue such services. In accordance with this authority, the Compensation Committee engaged WTW as an independent compensation consultant to advise the Compensation Committee on matters related to executive and director compensation in fiscal 2018 and in previous years. The Company assessed the independence of WTW pursuant to Item 407(e)(3)(iv) of Regulation S-K and concluded that no conflict of interest existed that would prevent WTW from independently advising the Compensation Committee. In 2018, WTW attended one Compensation Committee meeting in July 2018. Additionally, WTW prepared an executive compensation governance update that was provided to the Compensation Committee in advance of the July 2018 meeting, and an analysis of competitive executive pay practices that was provided to the Compensation Committee in advance of its December 2018 meeting. The Compensation Committee also used WTW data in evaluating and determining our named executive officers’ target total direct compensation, and the components and relative weightings thereof, as described below. WTW continued to serve as the independent compensation consultant to the Compensation Committee through December 2018. The Compensation Committee selected Meridian as its independent compensation consultant for 2019.

Benchmarking and Peer Group. The Compensation Committee evaluates executive compensation by measuring the target total direct compensation of our named executive officers against benchmarks consisting of the Company’s peer group and of other comparable companies. It conducts an annual review of executive compensation by analyzing several peer group and market surveys, including peer group and market executive compensation studies prepared by WTW for the applicable time periods (the “WTW Studies”) that reflect relevant general industry and quick service restaurant and hospitality industry compensation levels. The Compensation Committee generally uses a composite of these peer group

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 25

Compensation Discussion and Analysis (continued)

and market surveys to determine market compensation levels, which it then uses when establishing named executive officers’ target levels of total direct compensation and the components and relative weightings thereof. The Compensation Committee also takes into account individual compensation recommendations and individual performance, responsibilities, leadership and years of experience, as described below when making compensation decisions.

For 2018, the Compensation Committee considered the industry survey data in the WTW Studies and targeted the annual base salary for the former CEO to be at the market median. The Compensation Committee targeted the former CEO’s total direct compensation for 2018 above market median, at approximately 117%, due to the financial performance and other characteristics of the relevant companies as compared with the Company, as described in further detail under “Compensation for Former Chief Executive Officer” below. The Compensation Committee also considered input from WTW when determining the compensation for Mr. Allison and Mr. Weiner that would become effective with their mid-year promotions, as described further under “Compensation for Chief Executive Officer” and “Compensation for Chief Operating Officer and President of the Americas.”

The Compensation Committee targets the annual base salary and total direct compensation for the other named executive officers, on average, to be within a competitive range around the market median for the upcoming year. For 2018, the base salaries of the named executive officers other than our CEO ranged from 91% to 112% of the median base salary from the WTW Studies and target total direct compensation ranged from 85% to 112% of such market median.

The Compensation Committee reviews the composition of its peer group annually in July for use in executive compensation decisions for the following year. The following peer group was approved by the Compensation Committee in July 2017 to be used in reviewing and benchmarking for 2018 compensation.

2018 Peer Group

Bloomin’ Brands, Inc.	Hyatt Hotels Corporation
Brinker International, Inc.	Jack in the Box Inc.
Buffalo Wild Wings, Inc.	Panera Bread Company
Chipotle Mexican Grill, Inc.	Papa John’s International, Inc.
Cracker Barrel Old Country Store, Inc.	Restaurant Brands International Inc.
Darden Restaurants, Inc.	The Cheesecake Factory Incorporated
Dunkin’ Brands Group, Inc.	The Wendy’s Company
Hilton Worldwide Holdings Inc.	Yum! Brands, Inc.

The following criteria were considered in determining the members of the Company’s 2018 peer group: publicly-traded, retail or hospitality industry companies, revenues generally between 0.5 times and 2.5 times that of the Company, and a similar business model, complexity of business and recruiting pool for executives.

In determining the 2018 peer group, the Compensation Committee removed Marriott International, Inc. due to its merger with Starwood Hotels and Resorts Worldwide, LLC making the combined entity’s revenues too large for an appropriate comparison. Hilton Worldwide Holdings Inc. was added to the peer group in its place. Yum! Brands, Inc. was also added to the 2018 peer group due to its spin-off from its Chinese operations resulting in post-separation revenues of approximately 2.5 times the Company’s revenues, making it an appropriate comparator.

Role of Executive Officers in Establishing Compensation. The Company’s executive officers have a limited role in the executive compensation process. Our CEO, the Company’s Chief People Officer and the Chairperson of the Compensation Committee annually review the performance of each named executive officer (other than our CEO) and the Company’s other executive officers to formulate compensation recommendations for the Compensation Committee. In addition, the Chairman of the Board and the Chairperson of the Compensation Committee review the performance of our CEO to formulate recommendations relating to our CEO’s compensation. The scope of these reviews is to evaluate performance for a given year and make compensation recommendations for that year and the subsequent year,

26 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

including with respect to base salary adjustments and annual incentive awards under the AIP and EIP. The Chairperson of the Compensation Committee typically engages in discussions with WTW prior to presenting compensation recommendations to the full Compensation Committee for approval in December of each year. The Compensation Committee may exercise its discretion to modify any recommended base salary adjustments or annual performance incentive or long-term incentive compensation awards to executives. The Compensation Committee ultimately makes all compensation decisions for our named executive officers, which are then ratified by our Board of Directors.

Use of Tally Sheets. In 2018, the Compensation Committee continued its practice of annually reviewing comprehensive tally sheets for each of our named executive officers. These tally sheets are prepared by management and quantify the elements of each named executive officer’s total direct compensation. The tally sheets contain annual cash compensation (base salary and annual performance incentives), other compensation, stock option exercises, equity award vesting events and annual equity award grants under the EIP, and also include the Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”) fair market values for the equity award grants, potential severance payments, and equity award holdings with the total in-the-money value of such equity awards at the end of the preceding fiscal year. The Compensation Committee uses the tally sheets to get a full picture of the compensation accumulated by each executive to date, including accumulated equity value and potential severance.

Equity Award Processes. Equity awards are generally granted at the regularly scheduled meetings of the Compensation Committee in February and July of each year. The specific date of these meetings is set by the Board of Directors, along with other Board and committee meetings, generally one to three years in advance. On occasion, in connection with new hires, promotions or certain corporate events, equity awards have been granted at other times throughout the year. The Compensation Committee does not have any plans, practices or policies of timing these equity award grants in coordination with the release of material non-public information and the Company does not have any plans, practices or policies of timing the release of material non-public information with the timing of equity awards. The exercise price of stock options is set at the closing price of the Company’s common stock on the NYSE on the date of the grant.

Components of Total Direct Compensation

Annual Base Salary. The Compensation Committee annually reviews and approves the annual base salaries of our named executive officers and any adjustments thereto. In making decisions about adjustments to annual base salaries, the Compensation Committee considers various factors such as:

•	Industry compensation survey data found in the WTW Studies;

•	Peer group compensation information summarized by WTW;

•	The executive’s employment agreement with the Company;

•	The executive’s individual performance, responsibilities, leadership and years of experience; and

•	The performance of the Company.

The 2018 annual base salaries for our named executive officers, including any year-over-year change, were as follows:

Executive	2017 Base Salary	2018 Base Salary		% Change	2018 Mid-Year Promotion		Additional % Change
Richard E. Allison, Jr.	$610,000	$640,000		4.9%	$865,000	(1)	35.2%
J. Patrick Doyle	$1,025,000	$1,025,000		0.0%	—		—
Jeffrey D. Lawrence	$460,000	$500,000		8.7%	—		—
Russell J. Weiner	$610,000	$640,000		4.9%	$725,000	(2)	13.3%
Joseph H. Jordan	$350,000	$425,000	(3)	21.4%	—		—
J. Kevin Vasconi	$480,000	$510,000		6.3%	—		—

(1)	Effective July 1, 2018 in connection with Mr. Allison’s promotion to Chief Executive Officer.
(2)	Effective July 1, 2018 in connection with Mr. Weiner’s promotion to Chief Operating Officer and President of the Americas.
(3)	Effective December 18, 2017 in connection with Mr. Jordan’s promotion to Executive Vice President, International, which commenced on April 9, 2018.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 27

Compensation Discussion and Analysis (continued)

Annual Performance Incentives. The following section describes the annual performance incentive award for fiscal 2018 for each of our named executive officers under the AIP. The Compensation Committee made annual performance incentive awards under the AIP to each of the named executive officers for fiscal 2018. For 2018, the annual performance incentive targets for our CEO and the other named executive officers were as follows:

Executive	2018 Annual Performance Incentive Target (% of annual base salary)
Richard E. Allison, Jr.	200	%(1)
J. Patrick Doyle	200%
Jeffrey D. Lawrence	100%
Russell J. Weiner	150	%(2)
Joseph H. Jordan	50	%(3)
J. Kevin Vasconi	100%

(1)	Mr. Allison’s annual performance incentive target increased from 100% of base salary to 200% of base salary on July 1, 2018 in connection with his promotion.
(2)	Mr. Weiner’s annual performance incentive target increased from 100% of base salary to 150% of base salary on July 1, 2018 in connection with his promotion.
(3)

Mr. Jordan’s annual performance incentive target increased from 40% of base salary under the Company’s bonus plan for non-executives, which has the same performance measures and targets as the AIP, to 50% of base salary under the AIP on April 9, 2018 in connection with his promotion.

The Compensation Committee establishes the performance measures and targets and approves annual performance incentive payouts for the named executive officers based on the extent to which the pre-established performance targets associated with such incentives have been achieved.

The Compensation Committee, Board of Directors and shareholders last approved the AIP in 2015. The AIP allows the Compensation Committee flexibility in establishing the participants, performance measures, performance periods and performance targets, including minimum and maximum annual payment thresholds. For fiscal 2018, greater than 90% of the applicable performance target was required to be achieved in order for AIP participants to be eligible to receive an annual performance incentive payout and the maximum annual payout under the AIP was the lesser of (i) 250% of an individual’s annual performance incentive target, and (ii) $5,000,000 per participant, the maximum annual payment threshold. In February 2018, the Compensation Committee established the annual performance measure, list of participants and target incentive amounts under the AIP for senior executives of the Company for the 2018 fiscal year, including the increase in Messrs. Allison and Weiner’s targets upon commencement of their new positions (as discussed above) and the addition of Mr. Jordan to the AIP upon his promotion to Executive Vice President, International.

For annual performance incentives granted with respect to fiscal 2018, the performance measure, as applied to all of the named executive officers, was segment income as defined by the Company under Accounting Standards Codification 280, Segment Reporting (“ASC 280”), with certain adjustments (referred to as “adjusted total segment income”), measured over the full 2018 fiscal year. The Compensation Committee believes that the use of adjusted total segment income is appropriate because it is a reliable barometer for the overall success of the Company and it is a primary measure used by management to internally evaluate operating performance, to determine future performance targets and for long-range planning for the Company.

For fiscal 2018, a named executive officer was not entitled to an annual performance incentive payout under the AIP unless performance exceeded 90% of the performance target (the “performance threshold”). If performance exceeded the performance threshold, the executive officer would receive 1% of his annual performance incentive target for every incremental 0.1% in excess of the performance threshold achieved by the Company, up to the maximum annual payment amount described above.

For illustrative purposes, assume a named executive officer had an annual base salary of $100,000 and was eligible for an annual performance incentive target of 100% of his annual base salary. Further assume that the Company had an annual performance target of $10,000,000. The Compensation Committee determined the following:

•

If the annual performance result was $10,100,000, or 101.0% achievement of the annual performance target, the Company would pay the named executive officer 110% of his annual performance incentive target, or $110,000. In other words, for 1% outperformance versus target, an additional 10% of target would be awarded.

28 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

•

Conversely, assume the annual performance result was $9,500,000, or 95% achievement of the annual performance target. In this situation, the Company would pay the named executive officer 50% (1% for every 0.1% over the performance threshold) of his annual performance incentive target, or $50,000.

•

Finally, assume the annual performance result was $9,000,000, or 90% achievement of the annual performance target. Given the performance threshold, the Company would pay the named executive officer 0% of his annual performance incentive target, or $0.

For the named executive officers, the annual performance target for fiscal 2018 was $640.0 million in adjusted total segment income. This annual performance target was set to be aggressive, yet realistic in order to sufficiently motivate executive performance. As shown below, the Compensation Committee has raised the annual performance target by 9.5% or more from the previous year’s target in each of the last nine fiscal years. In 2018, the annual performance target was increased 13.5% from the 2017 annual performance target and 11% from the actual results in 2017. These significant increases require superior performance from the Company in a highly-competitive market to achieve the annual performance target.

Fiscal Year	Performance Target Percentage Increase From Prior Year Performance Target	Performance Target Percentage Increase From Prior Year Actual Results	Performance Incentive Payout
2006	11.7%	8.2%	69.0%
2007	5.0%	8.8%	0.0%
2008	-5.9%	6.5%	0.0%
2009*	-20.0%	-7.3%	100.0%
2010	15.7%	1.1%	183.4%
2011	18.6%	5.5%	135.8%
2012	11.8%	6.1%	123.2%
2013	10.2%	6.5%	132.6%
2014	11.6%	6.4%	121.9%
2015*	14.3%	10.7%	136.9%
2016	9.5%	3.8%	160.6%
2017	17.0%	10.3%	121.9%
2018	13.5%	11.0%	113.1%

*	53-week fiscal year

The Compensation Committee sets the annual performance targets at levels that it believes are aggressive, but achievable. As shown in the chart above, in certain years, the AIP had zero payout or was paid out at less than target. The 11% increase in the 2018 performance target over our prior year’s actual results was the largest annual increase set by the Compensation Committee and our performance incentive payout for 2018 was the lowest in nine years. Further, the AIP has never paid out at its maximum level in any year.

The Company’s current nine-year trend of higher than 100% achievement of annual performance targets has corresponded with the significant growth of the Domino’s business over that time. This growth has been driven by many factors, including the reformulation and launch of our hand-tossed pizza in 2009, an increased focus on technology platforms, creative advertising that highlights our growing brand and product offerings, the introduction of a reimaged carryout-friendly store design and franchisee performance.

The Company’s U.S sales performance continues to be top of the QSR industry with a nine-year U.S. same store sales average increase of nearly 7.4%. Beginning in 2010, the Company’s U.S. year-over-year same store sales increases were 9.9% in 2010, 3.5% in 2011, 3.1% in 2012, 5.4% in 2013, 7.5% in 2014, 12.0% in 2015, 10.5% in 2016, 7.7% in 2017 and 6.6% in 2018. The Company’s international same store sales increased by 6.9% in 2010, 6.8% in 2011, 5.2% in 2012, 6.2% in 2013, 6.9% in 2014, 7.8% in 2015, 6.3% in 2016, 3.4% in 2017 and 3.5% in 2018. (For a description of how the Company calculates same store sales, a commonly-used statistical measure in the quick-service industry that the Company believes is important to understanding its financial performance, see our 2018 10-K).

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 29

Compensation Discussion and Analysis (continued)

Additionally, the Company’s global retail sales have increased by 11.4% in 2010, 11.0% in 2011, 6.5% in 2012, 8.2% in 2013, 11.1% in 2014, 8.4% in 2015, 12.5% in 2016, 12.7% in 2017 and 10.6% in 2018 and the Company’s common stock price has increased 2,883% from January 1, 2010 through December 30, 2018.

These business results have outpaced a very competitive industry and have resulted in above-target performance under the AIP during this same time period. Because the annual performance targets set by the Compensation Committee were based on the Company’s performance as a whole, the likelihood of each named executive officer achieving his annual performance incentive targets was the same.

The specific performance targets established by the Compensation Committee are based on the business plans of the Company and take into account a variety of factors including certain plans, programs, commodity pricing and discounts (including long-term supply contracts), product pricing and discounts, volume and sales predictions, marketing plans and expenses, U.S. and international store count projections, product initiatives, technological initiatives, macroeconomic conditions and other meaningful information.

The amount of the annual performance incentive payouts for 2018 exceeded the target annual performance incentive payout because actual performance was 101.31% of the annual performance target. Accordingly, pursuant to the terms of the AIP (as described above), based on this level of performance, 113.1% of the target incentive payout was earned by our named executive officers for fiscal 2018.

	2018 Target Annual Performance Incentive		Plan Achievement	2018 Actual Payout
Executive	% of Salary(1)	Dollar Value	%	%	Dollar Value
Richard E. Allison, Jr.	200%	$1,730,000	101.31%	113.1%	$1,470,143(2)
J. Patrick Doyle	200%	$2,050,000	101.31%	113.1%	$1,152,899(3)
Jeffrey D. Lawrence	100%	$500,000	101.31%	113.1%	$565,500
Russell J. Weiner	150%	$1,087,500	101.31%	113.1%	$1,026,085(2)
Joseph H. Jordan	50%	$212,500	101.31%	113.1%	$227,934(4)
J. Kevin Vasconi	100%	$510,000	101.31%	113.1%	$576,810

(1)	Reflects percentage in effect at year end.
(2)	2018 Actual Payout for the period worked in 2018 prior to promotion was calculated at 100% of base salary.
(3)	2018 Actual Payout was prorated based on Mr. Doyle’s resignation date of June 30, 2018.
(4)	2018 Actual Payout for the period worked in 2018 prior to promotion was calculated at 40% of base salary.

Long-term Incentive Compensation. The Compensation Committee believes that an equity component of executive compensation serves to align our named executive officers’ interests with the interests of our shareholders and creates value for those shareholders. To that end, the Company maintains the EIP, a long-term equity-based incentive compensation program.

Grants of awards to our CEO and other named executive officers are approved by the Compensation Committee and are ratified by our Board of Directors. In 2018, our Board of Directors ratified the following awards under the EIP to our named executive officers after considering the Company’s equity grant guidelines and the WTW Studies:

	Stock Options			Performance Shares(1)			Retention Equity Awards
Executive	Granted (#)	Grant Value ($)		Granted (#)	Grant Value ($)		Granted (#)	Grant Value ($)
Richard E. Allison, Jr.	17,940	$1,297,600	(2)	3,050	$865,224	(3)	16,910	$4,751,710(4)
J. Patrick Doyle	20,450	$1,076,284	(5)	3,430	$719,545	(6)
Jeffrey D. Lawrence	3,810	$275,577	(2)	970	$275,170	(3)
Russell J. Weiner	10,030	$725,470	(2)	2,560	$726,221	(3)	11,660	$3,276,460(4)
Joseph H. Jordan	3,620	$213,037	(7)	920	$213,836	(8)
J. Kevin Vasconi	3,810	$275,577	(2)	970	$275,170	(3)

(1)	Assumes target performance levels are achieved.
(2)	Based on a Black-Scholes value on July 18, 2018 of $72.33 per share.
(3)	Based on our closing stock price on July 18, 2018 of $283.68 per share.
(4)	Based on our closing stock price on July 2, 2018 of $281.00 per share.
(5)	Based on a Black-Scholes value on February 14, 2018 of $52.63 per share.

30 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

(6)	Based on our closing stock price on February 14, 2018 of $209.78 per share.
(7)	Based on a Black-Scholes value on April 9, 2018 of $58.85 per share.
(8)	Based on our closing stock price on April 9, 2018 of $232.43 per share.

Stock Options. As reflected in the table above, the Compensation Committee continued its use of stock options as a vehicle for long-term incentive compensation in 2018. Recipients of stock option grants do not receive a benefit from the stock options unless and until the market price of the Company’s common stock increases above the exercise price and the recipient exercises such stock options.

Stock options awarded under the EIP have a maximum term of ten years and vest ratably over four years, generally subject to continued employment. Vested options are exercisable for a limited period of time after termination of employment. All options awarded under the EIP are granted with an exercise price equal to the closing price of the Company’s common stock on the grant date of the award.

Performance Shares. In 2018, the Compensation Committee continued its use of performance shares as an additional vehicle for long-term incentive compensation. The Compensation Committee believes that performance shares align with peer group equity compensation practices and are an important component of its diversified equity compensation strategy. Recipients of performance shares do not receive a benefit from the award unless the Company achieves the applicable performance goals associated with the award. The actual value of the shares that are earned, if any, will depend on our stock price at the time the performance shares vest. The Compensation Committee believes that participation in the Company’s long-term incentive compensation program accomplishes the objective of linking each named executive officer’s opportunity for financial gain to Company performance and increases in shareholder value, as reflected by the market price of the Company’s common stock.

Performance share awards are full value awards that consist of restricted shares of the Company’s common stock that are subject to both time-based and performance-based vesting conditions. The awards vest over four years in four separate vesting tranches, generally subject to continued employment, and each vesting tranche is subject to a one-year performance-based vesting condition that is established annually by the Compensation Committee. Outstanding, unvested performance shares are also eligible to receive dividends. Dividends accrue on such unvested performance shares and are delivered if and when the performance shares to which they relate vest. For performance shares granted in 2018 (as well as prior years), the measurement of performance established by the Compensation Committee was segment income as defined by the Company under ASC 280, with certain adjustments (the same “adjusted total segment income” used by the Company for annual performance incentives, as described above). Adjusted total segment income was used as the performance measure for performance shares because it is the primary measure used by management to internally evaluate operating performance, to determine future performance targets and for long-range planning for the Company and the Compensation Committee believes it is the most reliable barometer for the overall success of the Company.

For performance share grants awarded in fiscal 2015 and earlier, the performance shares vest only if the Company achieves at least 85% of the annual performance target (with no additional performance shares earned for performance above 85% of the annual performance target). Beginning with performance share grants awarded in fiscal 2016, performance shares vest only if 90% or more of the annual performance target is achieved (with no additional performance shares earned for performance above 90% of the annual performance target). If the achievement is less than 85% of the performance target for grants awarded in fiscal 2015 or earlier, or less than 90% for grants awarded in fiscal 2016 or later, each vesting tranche for that fiscal year is canceled and forfeited for no consideration. The performance share awards do not contain a provision for partial vesting. All unvested performance shares are canceled upon termination of employment, except as described below. The performance target with respect to the 2018 fiscal year was utilized for all performance shares previously granted with a 2018 vesting tranche; such performance target was achieved and all performance shares subject to a 2018 vesting tranche vested in full.

Retention Equity Awards. In 2018, the Compensation Committee also granted our CEO and COO the Retention Equity Awards, as described above under “Compensation Program Overview.” These restricted stock awards will vest as to 100% of the shares of restricted stock on the fourth anniversary of the grant date, generally subject to continued employment. Dividends accrue on unvested shares of restricted stock and are delivered if and when the shares vest.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 31

Compensation Discussion and Analysis (continued)

Accelerated Vesting. In the event that an executive’s employment is terminated (i) involuntarily by the Company without cause, or (ii) due to the executive’s disability prior to the date any vesting tranche of the performance shares becomes vested based on continued employment but after the Compensation Committee has certified that the performance vesting conditions with respect to such vesting tranche have been satisfied, the performance shares subject to such vesting tranche will vest in full. All unvested stock options fully vest upon an executive’s death. In the event of a qualified retirement, the time vesting condition applicable to all unvested performance shares will lapse and such performance shares will remain eligible to vest based on performance and all unvested stock options will vest in full. For this purpose, a qualified retirement means any termination of employment (other than for cause) after ten years of continuous service and attaining age 55. As of December 30, 2018, no currently-employed named executive officers had satisfied the qualified retirement requirements. Mr. Doyle became retirement-eligible on June 4, 2018 and his unvested performance shares and unvested stock options vested upon his termination of employment in accordance with the qualified retirement vesting schedule, as described further under “Executive Compensation Tables—Potential Post-Employment Payments to Named Executive Officers” below. In the event that our CEO or COO’s employment is terminated (i) involuntarily by the Company without cause, (ii) due to the executive’s disability or death, or (iii) by the executive for good reason, in each case, on or after the second anniversary of the grant date of the Retention Equity Awards and before the third anniversary, 25% of the shares of restricted stock will vest and if such a termination occurs on or after the third anniversary of the grant date and prior to the fourth anniversary, 75% of the shares of restricted stock will vest. In the event of a covered transaction (generally defined in the EIP as a merger or consolidation in which the Company is not the surviving entity, a disposition of substantially all of the Company’s common stock or assets, or a dissolution or liquidation of the Company) all unvested performance shares, stock options and shares of restricted stock will vest in full.

Other Elements of Compensation

Employee Stock Payroll Deduction Plan. The Company maintains the Employee Stock Payroll Deduction Plan (the “ESPDP”), adopted in July 2004, to provide employees, including our named executive officers, with an opportunity to purchase shares of the Company’s common stock through payroll deductions at a 15% discount from the market price. The ESPDP is a qualified plan under Section 423 of the Internal Revenue Code. Shares of the Company’s common stock purchased under the ESPDP have a one-year holding period requirement before employees can sell the shares. The Compensation Committee believes the ESPDP is an attractive benefit that assists the Company in retaining key employees, securing new qualified employees and providing incentives for employees to work towards achieving the Company’s key objectives because it gives employees access to the Company’s equity at a discounted price and provides additional ties to shareholder value creation.

Pension and Post-Retirement Benefits. The Company does not maintain a defined benefit pension or retiree medical plan for the named executive officers. Mr. Doyle, however, was provided with certain post-employment health benefits, as described under “Potential Post-Employment Payments to Named Executive Officers.” The Compensation Committee provided Mr. Doyle with this benefit after considering his successful tenure with the Company and the strong and record growth of the Company under his leadership.

Deferred Compensation. The Company maintains the Domino’s Pizza Deferred Compensation Plan (the “DCP”), a nonqualified elective deferred compensation plan, under which our named executive officers, a select group of management or highly-compensated employees and our directors are permitted to defer their own compensation. Deferred amounts under the DCP are notionally invested in mutual funds or other investments available under the DCP. The Company does not provide an employer match for amounts deferred in the DCP or otherwise make employer contributions to the DCP. The DCP is described more fully under “Non-Qualified Deferred Compensation” below.

Perquisites. The Company makes a limited number of perquisites available to our named executive officers. The Company covers expenses for each participating named executive officer for the completion of an annual comprehensive physical for the executive and his spouse. The Company also reimburses each named executive officer for his personal purchases of Domino’s food items. Our CEO is also entitled to a certain number of hours of personal use of the Company’s aircraft, as described below. Our Executive Vice President, International receives additional benefits in connection with his expatriate assignment in the Netherlands. Detailed information regarding the perquisites provided to the named executive officers is set forth in the Summary Compensation Table in this Proxy Statement.

32 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Other Benefits. The Company also maintains a benefits program comprised of retirement income and group insurance plans. The objective of the program is to provide our named executive officers and certain other full-time employees with reasonable and competitive levels of benefits for the four contingencies (retirement, death, disability and illness), which will interrupt the eligible employee’s employment and/or income received as an active employee. The retirement program consists of two savings plans: (i) a non-qualified deferred compensation plan (the DCP referenced above), and (ii) a tax-qualified 401(k) savings plan (the Domino’s Pizza 401(k) Savings Plan). The 401(k) savings plan is open to all employees age 18 or older (lowered, as of January 1, 2018, from the requirement of age 21 or older) who have also worked at least 1,000 hours for the Company. The Company provides a match on employee 401(k) contributions equal to 100% on the first 3% of eligible compensation contributed by employees into their 401(k) accounts and 50% of the next 2% of eligible employee 401(k) contributions. Effective January 1, 2019, the Company match was enhanced to be 100% of the first 5% of eligible contributions to the 401(k) Savings Plan.

The Company’s group insurance program consists of life, disability and health insurance benefit plans that are offered to all full-time employees. Additionally, umbrella insurance premiums are paid by the Company for participating named executive officers, and the amounts paid are recorded as compensation (and included in the Summary Compensation Table) for such named executive officers. This umbrella insurance provides high limits of liability to protect the named executive officer against a catastrophic liability loss and stacks on top of the executive’s homeowners, personal auto, watercraft, and any other underlying liability policies. Umbrella insurance covers bodily injury, property damage, and personal injury, which includes offenses such as libel, slander, false arrest, invasion of privacy, and others.

Compensation for Former Chief Executive Officer

In January 2018, Mr. Doyle announced his resignation from his position as CEO and director of the Company to be effective June 30, 2018. The Compensation Committee considered this announcement when making compensation decisions for the six months in 2018 in which Mr. Doyle would continue to serve in these roles.

Mr. Doyle’s annual base salary of $1,025,000, effective since March 1, 2016, was unchanged by the Compensation Committee for the 2017 and 2018 fiscal years. Mr. Doyle entered into an employment agreement in March 2015 that granted him an annual allotment of 45 hours of personal use of the Company’s corporate aircraft during the term of the agreement at no charge to him to address bona fide business-oriented security concerns. For any personal use over the allotted 45 hours per year, the Company had a time-sharing agreement with Mr. Doyle that required him to reimburse the Company for such personal use of the Company’s corporate aircraft pursuant to a statutory formula. The employment agreement also provided that Mr. Doyle would be eligible for an annual performance incentive that was targeted at 200% of his annual base salary, the actual amount of which was based on the Company’s achievement of applicable performance targets under the AIP.

For fiscal 2018, the Compensation Committee elected to keep Mr. Doyle’s annual base salary and target performance incentive at the same level as fiscal 2017. Given Mr. Doyle’s resignation as of June 30, 2018, the Compensation Committee awarded Mr. Doyle one-half of his target long-term incentive compensation, for a target value of 175% of his annual base salary, resulting in long-term incentive compensation in the form of an equity grant under the EIP consisting of: (i) a stock option award of 20,450 shares with a four-year graded vesting period, a ten-year term and an exercise price equal to the closing price of our common stock on the date of the grant, and (ii) a performance share award of 3,430 shares that vest equally over four years in separate tranches. The stock options and performance shares have the same terms and conditions as those described under “Long-term Incentive Compensation” above. Mr. Doyle became retirement-eligible prior to his resignation from the Company and, therefore, his stock options vested in full, and his performance shares will vest when and if the performance vesting conditions with respect to each vesting tranche have been satisfied. In accordance with the terms of his employment agreement, Mr. Doyle’s performance incentive payout was prorated for fiscal 2018 based on his mid-year departure, as shown under “2018 Actual Payout” in the “Annual Performance Incentives” section above. In connection with his termination, the Compensation Committee also approved the health benefits described above.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 33

Compensation Discussion and Analysis (continued)

Compensation for Chief Executive Officer

In January 2018, the Company’s Board of Directors appointed Mr. Allison to succeed Mr. Doyle as CEO and to replace Mr. Doyle on the Board, effective July 1, 2018.

Mr. Allison entered into a new employment agreement with the Company, effective July 1, 2018, under which he would receive (i) an annual base salary of $865,000, (ii) an annual incentive bonus target of 200% of his base salary, (iii) a 2018 annual equity award with a target value equal to 250% of his base salary, and (iv) a Retention Equity Award with a grant date value of $4,750,000, as described above under “Compensation Program Overview.” In July 2018, in accordance with the terms of his employment agreement, Mr. Allison received equity awards granted under the EIP consisting of (i) a stock option award of 17,940 shares with a four-year graded vesting period, a ten-year term and an exercise price equal to the closing price of the Company’s common stock on the date of grant, (ii) a performance share award of 3,050 shares that vest equally over a four-year period in separate tranches, and (iii) a Retention Equity Award of 16,910 shares of restricted stock that will vest 100% on the fourth anniversary of the date of grant, generally subject to continued employment through such date.

Mr. Allison’s employment agreement also grants him an annual allotment of 45 hours of personal use of the Company’s corporate aircraft at no charge to him during the term of the agreement. Mr. Allison entered into a time-sharing agreement with the Company requiring him to reimburse the Company for personal use over his allotted hours based upon a statutory formula. Mr. Allison was not provided with a tax gross-up with respect to his personal use of the Company’s corporate aircraft.

The Compensation Committee determined the terms of Mr. Allison’s compensation as CEO with input from WTW and after reviewing his current compensation arrangements and the compensation of chief executive officers at peer group companies with similar backgrounds and experience. The Company’s Board of Directors approved his new compensation terms and employment agreement as well as his equity awards at the time of grant.

Mr. Allison’s annual base salary as CEO is at approximately 85% of the market median according to the WTW Studies. Mr. Allison’s 2018 annual performance incentive target is above the market median and his long-term incentive compensation, excluding his Retention Equity Award, is below the market median, resulting in his total direct compensation being above the market median. The Compensation Committee believes that Mr. Allison’s compensation is appropriate in relation to his skills, experience (including his serving in an executive capacity at the Company for more than seven years), past performance, Company performance and market data. Further, the Compensation Committee believes Mr. Allison’s compensation package effectively links shareholder and financial performance to his total direct compensation through the use of long-term incentive compensation awards and cash compensation that is primarily based on Company performance and that it further encourages retention through the grant of his Retention Equity Award.

Compensation for Chief Operating Officer and President of the Americas

In connection with his appointment as Chief Operating Officer and President of the Americas, Mr. Weiner entered into a new employment agreement with the Company, effective July 1, 2018, under which he would receive (i) a base salary of $725,000, (ii) an annual incentive bonus target of 150% of his base salary, (iii) a 2018 annual equity award with a target value equal to 200% of his base salary, and (iv) a Retention Equity Award with a grant date value of $3,275,000, as described above under “Compensation Program Overview.” In July 2018, in accordance with the terms of his employment agreement, Mr. Weiner received equity awards granted under the EIP consisting of (i) a stock option award of 10,030 shares with a four-year graded vesting period, a ten-year term and an exercise price equal to the closing price of the Company’s common stock on the date of grant, (ii) a performance share award of 2,560 shares that vest equally over a four-year period in separate tranches, and (iii) a Retention Equity Award of 11,660 shares of restricted stock that will vest 100% on the fourth anniversary of the date of grant, generally subject to continued employment through such date.

The Compensation Committee determined the terms of Mr. Weiner’s compensation in his new position with input from WTW. The Company’s Board of Directors approved his new compensation terms and employment agreement as well as his equity awards at the time of grant.

34 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Employment Agreements

Each of our named executive officers is party to a written agreement that governs their employment with the Company and includes both severance provisions as well as restrictive covenants that apply for two years following termination of employment. The provisions of the employment agreements relating to termination of employment and severance are described in more detail under “Potential Post-Employment Payments to Named Executive Officers.” We believe entering into non-competition and non-solicitation arrangements with our named executive officers is important to protect the Company following the cessation of their employment and we also believe that severance provisions help attract and retain top-performing executive officers.

Stock Ownership Guidelines

The Compensation Committee reviews the Company’s stock ownership guidelines annually. In July 2015, the Compensation Committee amended the guidelines to require stock ownership after five years of employment or service with the Company at the individual’s current executive level equal to five times base salary for our CEO, four times base salary for President-level executives, and three times base salary for the other named executive officers. These stock ownership guidelines are designed to align management’s and shareholders’ interests and to encourage loyalty and long-term focus of executives. All of our named executive officers and directors who have completed their respective accumulation period under the guidelines are in compliance with such guidelines.

Clawback Policy

The Compensation Committee has adopted a clawback policy which provides that in the event of an accounting restatement due to material non-compliance with financial reporting requirements under the U.S. federal securities laws, the Compensation Committee has the right to use reasonable efforts to recover from any of our current or former executive officers who are subject to Section 16 of the Exchange Act and who received incentive-based compensation (including annual cash incentives, performance-based compensation and time-based equity and equity-based awards) during the three-year period preceding the announcement by the Company of its financial statement restatement. Such recovery will be equal to the amount of excess compensation awarded or paid to such executive officer as a result of the misstatement. This policy applies to cash bonus opportunities and performance-based compensation awards made on or after December 29, 2014. This clawback policy is intended to be interpreted in a manner consistent with any applicable rules or regulations adopted by the SEC or the NYSE as contemplated by the Dodd-Frank Act and any other applicable law and shall otherwise be interpreted by the Compensation Committee.

Tax and Accounting Considerations

Section 162(m) generally limits the tax deductibility of annual compensation paid by a publicly-held company to $1,000,000 per employee per year for certain executive officers (and beginning in 2018, certain former executive officers). Historically, this limitation excepted performance-based compensation paid under a plan that was approved by the shareholders of a company that also met certain other technical requirements. However, this performance-based compensation exception was repealed for taxable years beginning after December 31, 2017. As a result, compensation paid to certain current or former executive officers in excess of $1,000,000 per year will generally not be deductible unless, if eligible, it qualifies as Section 162(m) performance-based compensation pursuant to transition relief applicable to certain legally binding contracts that were in effect as of November 2, 2017, and which have not been modified in any material respect on or after such date. The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of an overall compensation philosophy, but not the only factor. The Company has paid and will continue to pay executive compensation that is not fully deductible under applicable tax law.

Risk Assessment Disclosure

In February of each year, the Compensation Committee, in consultation with its compensation consultant and senior human resource executives of the Company, reviews the risk assessment for risks associated with the Company’s compensation practices and policies for employees. Based upon the assessment performed for the 2018 fiscal year, and most recently for the 2019 fiscal year, the Committee believes that, through the counterbalance of risk-taking incentives and risk-mitigating features guided by relevant market practices and Company goals, the Company’s compensation practices and policies do not encourage unnecessary or excessive risk taking and are not reasonably likely to have a material adverse effect on financial results of the Company.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 35

Executive Compensation Tables

Summary Compensation Table for 2018

The following table summarizes compensation awarded or paid to, or earned by, each of the named executive officers for each of the Company’s last three completed fiscal years (or for the fiscal year(s) during which an individual was a named executive officer of the Company, if less). All information set forth in this table reflects compensation earned by these individuals for services with the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Richard E. Allison, Jr. Chief Executive Officer	2018	744,711	—	5,428,782	1,297,600	1,470,143	—	161,180	9,102,416
	2017	610,000	—	428,582	375,443	743,529	—	46,932	2,204,486
	2016	580,000	—	472,286	350,238	931,480	—	68,572	2,402,576

J. Patrick Doyle Former President and Chief Executive Officer	2018	551,923	—	1,530,011	1,076,284	1,152,899	—	333,304	4,644,421
	2017	1,025,000	—	1,859,962	2,152,876	2,498,745	—	403,144	7,939,727
	2016	1,015,192	—	1,888,923	2,101,620	3,292,300	—	338,268	8,636,303

Jeffrey D. Lawrence Executive Vice President, Chief Financial Officer	2018	500,000	—	311,602	275,577	565,500	—	31,189	1,683,868
	2017	460,000	—	345,944	250,466	560,694	—	40,213	1,657,317
	2016	420,000	—	311,274	237,581	674,520	—	36,001	1,679,376

Russell J. Weiner Chief Operating Officer and President of the Americas	2018	679,557	—	3,888,429	725,470	1,026,085	—	38,576	6,358,117
	2017	610,000	—	428,582	375,443	743,529	—	70,384	2,227,938
	2016	580,000	—	481,839	350,238	931,480	—	51,532	2,395,089

Joseph H. Jordan Executive Vice President, International	2018	425,000	—	307,158	213,037	227,934	—	639,237	1,812,366
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

J. Kevin Vasconi Executive Vice President, Chief Information Officer	2018	510,000	—	337,847	275,577	576,810	—	41,462	1,741,696
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

(1)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our executive officers. The amounts listed reflect the fair value of awards of performance shares granted pursuant to our EIP, determined in accordance with ASC 718 based upon the probable outcome of the applicable performance conditions (which is assumed that the performance conditions were satisfied in full) and disregarding the effect of forfeitures. The stock awards for 2018 represent the first two tranches of the performance share awards granted in 2018, the third tranche of the performance share awards granted in 2017 and the fourth tranche of the performance share awards granted in 2016 (or the number of shares in each award that have been valued for accounting purposes as of December 30, 2018, the end of the 2018 fiscal year). The fourth tranche of the performance share awards granted in 2017 and the third tranche of the performance share awards granted in 2018 will be valued when the performance condition is established in December 2019, and the fourth tranche of the performance share awards awarded in 2018 will be valued when the performance condition is established in December 2020. The stock awards for 2017 represent the first two tranches of the performance share awards granted in 2017, the third tranche of the performance share awards granted in 2016, and the fourth tranche of the performance share awards in 2015 (or the number of shares in each award that have been valued for accounting purposes as of December 31, 2017, the end of the 2017 fiscal year). The stock awards for 2016 represent the first two tranches of the performance share awards granted in 2016, the third tranche of the performance share awards granted in 2015, and the fourth tranche of the performance share awards granted in 2014 (or the number of shares in each award that were valued for accounting purposes as of January 1, 2017, the end of 2016 fiscal year). The assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s consolidated financial statements for the fiscal year ended December 30, 2018 included in the Company’s 2018 10-K. The amounts for Messrs. Allison and Weiner also include the fair value of each executive’s Retention Equity Award at grant determined under ASC Topic 718 (determined using the price of our common stock at grant) disregarding the effect of forfeitures.

(2)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. The amounts listed reflect the grant date fair value of stock option awards granted pursuant to our EIP, determined in accordance with ASC 718, disregarding the effect of forfeitures. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s consolidated financial statements for the fiscal year ended December 30, 2018 included in the Company’s 2018 10-K.

(3)	The 2018 amounts listed for all named executive officers are further elaborated upon in the All Other Compensation table below.

36 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Executive Compensation Tables (continued)

The following table below shows amounts under the All Other Compensation column for 2018:

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Insurance Premiums / Medical Reimbursements ($)(2)	Company Contributions to Retirement, 401(k) and Health Savings Plans ($)(3)	Tax Reimbursements ($)(4)	Dividends ($)(5)	Total ($)
Richard E. Allison, Jr.	2018	116,357	3,367	11,000	16,953	13,503	161,180
J. Patrick Doyle(6)	2018	217,231	15,884	11,000	39,273	49,916	333,304
Jeffrey D. Lawrence	2018	4,382	2,559	11,000	4,796	8,452	31,189
Russell J. Weiner	2018	5,034	3,367	11,000	5,300	13,875	38,576
Joseph H. Jordan	2018	477,900	2,133	11,000	141,795	6,409	639,237
J. Kevin Vasconi	2018	8,648	4,040	11,000	8,094	9,680	41,462

(1)

Mr. Allison’s amount represents $95,981 for personal usage of the corporate aircraft, $14,439 for spousal travel, $1,365 for team member awards, $276 for Medicare tax payments, and $4,296 in personal pizza purchases. Mr. Doyle’s amount represents $178,470 for personal usage of the corporate aircraft, $24,750 for spousal travel, $1,170 for Medicare tax payments, $12,742 in team member awards and $99 in personal pizza purchases. Mr. Lawrence’s amount represents $2,477 in team member awards and $1,905 in personal pizza purchases. Mr. Weiner’s amount represents $2,596 in team member awards and $2,438 in personal pizza purchases. Mr. Jordan’s amount represents $2,576 in team member awards, $212,033 in relocation expenses, and $1,530 in personal pizza purchases. Mr. Jordan also received additional benefits in relation to his expatriate assignment, which includes $44,769 in cost-of-living allowances, $111,494 in children’s tuition expenses, $89,127 in Dutch wage taxes, $10 in wire transfer fees, and $16,361 in home leave. Mr. Vasconi’s amount represents $1,046 in team member awards, $2,317 for spousal travel and $5,285 in personal pizza purchases. The amount reported for personal usage of the corporate aircraft is based on the incremental cost method. The incremental cost is based on the variable operating costs to the Company for operating the airplane, including, but not limited to fuel costs, parking, landing fees, travel fees, catering and other miscellaneous direct costs. The total annual variable costs are divided by the annual number of flight hours flown by the airplane to calculate an average variable cost per flight hour. This average variable flight cost per flight hour is then multiplied by the flight hours of personal use to calculate the incremental cost for the executive. For tax purposes, income is imputed to the executive for personal travel based on a multiple of the Standard Industry Fare Level (“SIFL”) rates.

(2)

Mr. Allison’s amount represents company-paid premiums of $1,821 for umbrella liability insurance and company-paid premiums of $1,546 for group term life insurance. Mr. Doyle’s amount represents company-paid premiums of $13,175 for medical expenses with respect to the period of time following his employment termination and company-paid premiums of $2,709 for group term life insurance. Mr. Lawrence’s amount represents company-paid premiums of $1,821 for umbrella liability insurance and company-paid premiums of $738 for group term life insurance. Mr. Weiner’s amount represents company-paid premiums of $1,821 for umbrella liability insurance and company-paid premiums of $1,546 for group term life insurance. Mr. Jordan’s amount represents company-paid premiums of $1,821 for umbrella liability insurance and company-paid premiums of $312 for group term life insurance. Mr. Vasconi’s amount represents company-paid premiums of $1,821 for umbrella liability insurance and company-paid premiums of $2,219 for group term life insurance.

(3)	Represents the amount of the Company match made to the Domino’s Pizza 401(k) Savings Plan for each named executive officer.
(4)

Mr. Allison’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,408, a tax gross-up on Medicare taxes paid in the amount of $7, a tax gross-up on spousal travel in the amount of $11,162, and a tax gross-up on certain other perquisites in the amount of $4,376. Mr. Doyle’s amount represents a tax gross-up on spousal travel in the amount of $19,133, a tax gross-up on Medicare taxes paid in the amount of $28, a tax gross-up on company-paid medical expenses in the amount of $10,185, and a tax gross-up on certain other perquisites in the amount of $9,927. Mr. Lawrence’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,408 and a tax gross-up on certain other perquisites in the amount of $3,388. Mr. Weiner’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,408, a tax gross-up on spousal travel in the amount of $3,892, a tax gross-up on company-paid medical expenses in the amount of $3,104 and a tax gross-up on certain other perquisites in the amount of $3,282. Mr. Jordan’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,408, a tax gross-up on benefits in relation to his expatriate assignment of $64,625, taxable reimbursements from his relocation in the amount of $72,588, and a tax gross-up on certain other perquisites in the amount of $3,174. Mr. Vasconi’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,408, a tax gross-up on spousal travel of $1,791, and a tax gross-up on certain other perquisites in the amount of $4,895.

(5)

Represents dividends paid by the Company on a quarterly basis on stock awards, including dividends accrued on unvested performance shares that were paid during 2018 at the vesting of such performance shares.

(6)	Mr. Doyle reimbursed the Company $4,223 in accordance with his Time-Sharing Agreement for usage of the corporate aircraft in excess of the allotted hours provided to him in his Employment Agreement.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 37

Executive Compensation Tables (continued)

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan awards and individual awards of stock options and performance shares granted during the fiscal year ended December 30, 2018 to each of the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)(5)		All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise of Base Price of Option Awards ($/Sh)(7)	Grant Date Fair Value of Stock and Option Awards ($)(8)
Name	Grant Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)(4)		Maximum (#)
Richard E. Allison, Jr.		0	1,730,000	4,325,000	—	—		—	—		—	—	—
	7/18/2018	—	—	—	—	—		—	—		17,940	283.68	1,297,600
	7/18/2018	—	—	—	—	762	(9)	—	—		—	—	216,164
	12/11/2018	—	—	—	—	1,844	(10)	—	—		—	—	460,908
	7/2/2018	—	—	—	—	—		—	16,910	(11)	—	—	4,751,710
J. Patrick Doyle		0	2,050,000	5,000,000	—	—		—	—		—	—	—
	2/14/2018	—	—	—	—	—		—	—		20,450	209.78	1,076,284
	2/14/2018	—	—	—	—	857	(12)	—	—		—	—	179,781
	12/11/2018	—	—	—	—	5,402	(13)	—	—		—	—	1,350,230
Jeffrey D. Lawrence		0	500,000	1,250,000	—	—		—	—		—	—	—
	7/18/2018	—	—	—	—	—		—	—		3,810	283.68	275,577
	7/18/2018	—	—	—	—	242	(14)	—	—		—	—	68,651
	12/11/2018	—	—	—	—	972	(15)	—	—		—	—	242,951
Russell J. Weiner		0	1,087,500	2,718,750	—	—		—	—		—	—	—
	7/18/2018	—	—	—	—	—		—	—		10,030	283.68	725,470
	7/18/2018	—	—	—	—	640	(16)	—	—		—	—	181,555
	12/11/2018	—	—	—	—	1,722	(17)	—	—		—	—	430,414
	7/2/2018	—	—	—	—	—		—	11,660	(18)	—	—	3,276,460
Joseph H. Jordan		0	212,500	531,250	—	—		—	—		—	—	—
	4/9/2018	—	—	—	—	—		—	—		3,620	232.43	213,037
	4/9/2018	—	—	—	—	230	(19)	—	—		—	—	53,459
	12/11/2018	—	—	—	—	1,015	(20)	—	—		—	—	253,699
J. Kevin Vasconi		0	510,000	1,275,000	—	—		—	—		—	—	—
	7/18/2018	—	—	—	—	—		—	—		3,810	283.68	275,577
	7/18/2018	—	—	—	—	242	(21)	—	—		—	—	68,651
	12/11/2018	—	—	—	—	1,077	(22)	—	—		—	—	269,196

(1)

Represents the amount to which such executive would be entitled if the Company had achieved 90% of its annual performance target under the AIP, as described above under “Compensation Discussion & Analysis – Annual Performance Incentives.”

(2)	Represents the amount to which such executive would be entitled if the Company had achieved 100% of its annual performance incentive target under the AIP.
(3)

Represents the annual maximum amount that such executive would be entitled to receive under the AIP, which is calculated as the lesser of (i) 250% of the executive’s annual performance incentive target, or (ii) $5,000,000.

(4)

Represents the first two tranches of the performance share awards granted in 2018, the third tranche of the performance share awards granted in 2017 and the fourth tranche of the performance share awards granted in 2016 (number of shares in each award that have been valued for accounting purposes for fiscal 2018). Each vesting tranche of performance share awards contains a performance condition established annually by the Compensation Committee. In order for each tranche to vest, such performance condition must be achieved and the named executive officer must be an employee of the Company on such vesting date, except as described under “Compensation Discussion & Analysis – Long-term Incentive Compensation” above. Any remaining shares from these performance share awards that are not included in this table will be valued when the performance condition is established for such performance shares.

(5)	Represents the Retention Equity Award that will fully vest on July 2, 2022, generally subject to continued employment.
(6)

All option awards granted in 2018 vest one-fourth per year over four years beginning on the first anniversary of the grant date and have a ten-year term, provided the named executive officer remains a current employee, except as described under “Compensation Discussion & Analysis – Long-term Incentive Compensation” above.

(7)	Determined based on the closing price of the Company’s common stock on the NYSE on the date of grant.
(8)

Represents the total ASC 718 grant date fair value of the option awards, determined in accordance with ASC 718, disregarding the effect of forfeitures. Also, represents the total ASC 718 grant date fair value of the stock awards, determined, in the case of performance shares, based upon the probable outcome of the applicable performance conditions (which assume that the performance conditions were satisfied in full) and disregarding the effect of forfeitures.

38 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Executive Compensation Tables (continued)

(9)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 3,050.
(10)

Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 3,050, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 1,770, and (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 2,560.

(11)	Represents the Retention Equity Award that will fully vest on July 2, 2022, generally subject to continued employment.
(12)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 3,430.
(13)

Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 3,430, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 7,720, and (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 10,460.

(14)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 970.
(15)

Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 970, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 1,180, and (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 1,740.

(16)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 2,560.
(17)

Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 2,560, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 1,770, and (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 2,560.

(18)	Represents the Retention Equity Award that will fully vest on July 2, 2022, generally subject to continued employment.
(19)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 920.
(20)

Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 920, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 830, (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 1,190, and (iv) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 1,110.

(21)	Represents one-fourth of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 970.
(22)

Represents the sum of: (i) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 970, (ii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 1,420, and (iii) one-fourth of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 1,920.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 39

Executive Compensation Tables (continued)

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards for named executive officers as of December 30, 2018:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Name	Exercisable	Unexercisable
Richard E. Allison, Jr.	33,333	0	17.53	3/14/2021	(5)	—	—	—	—
	6,667	0	14.53	3/14/2021	(5)(6)	—	—	—	—
	1,666	0	25.78	7/20/2021	(5)	—	—	—	—
	3,334	0	22.78	7/20/2021	(5)(6)	—	—	—	—
	9,690	0	32.69	7/20/2022	(5)	—	—	—	—
	19,670	0	46.83	2/27/2023	(7)(8)	—	—	—	—
	14,480	0	63.05	7/17/2023	(7)	—	—	—	—
	15,110	0	73.04	7/16/2024	(7)	—	—	—	—
	8,835	2,945	118.54	7/15/2025	(7)	—	—	—	—
	5,425	5,425	136.89	7/20/2026	(7)	—	—	—	—
	1,832	5,498	212.52	7/19/2027	(7)	—	—	—	—
	0	17,940	283.68	7/18/2028	(7)	—	—	—	—
	—	—	—	—		—	—	—	—
	—	—	—	—		—	—	689	172,216
	—	—	—	—		—	—	1,280	319,936
	—	—	—	—		—	—	1,328	331,934
	—	—	—	—		—	—	3,050	762,348
	—	—	—	—		16,910	4,751,710	—	—

J. Patrick Doyle	166,666	0	12.43	2/25/2020	(5)	—	—	—	—
	43,670	0	9.43	2/25/2020	(5)(6)	—	—	—	—
	62,333	0	16.49	2/23/2021	(5)	—	—	—	—
	124,667	0	13.49	2/23/2021	(5)(6)	—	—	—	—
	78,590	0	30.48	2/23/2022	(5)	—	—	—	—
	31,740	0	30.48	2/23/2022	(5)	—	—	—	—
	91,140	0	45.47	2/13/2023	(7)	—	—	—	—
	140,480	0	46.83	2/27/2023	(7)(8)	—	—	—	—
	77,630	0	70.81	2/12/2024	(7)	—	—	—	—
	70,910	0	100.45	2/11/2025	(7)	—	—	—	—
	73,390	0	117.61	2/23/2026	(7)	—	—	—	—
	10,200	0	117.61	2/23/2026	(7)	—	—	—	—
	45,200	0	185.94	2/15/2027	(7)	—	—	—	—
	20,450	0	209.78	2/14/2028	(7)	—	—	—	—
	—	—	—	—		—	—	—	—
	—	—	—	—		—	—	3,399	849,580
	—	—	—	—		—	—	5,230	1,307,239
	—	—	—	—		—	—	5,790	1,447,211
	—	—	—	—		—	—	3,430	857,329

40 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Executive Compensation Tables (continued)

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Name	Exercisable	Unexercisable
Jeffrey D. Lawrence	4,000	0	7.97	7/16/2019	(5)	—	—	—	—
	1,470	0	63.05	7/17/2023	(7)	—	—	—	—
	2,630	0	73.04	7/16/2024	(7)	—	—	—	—
	6,802	2,268	118.54	7/15/2025	(7)	—	—	—	—
	1,545	515	118.54	7/15/2025	(7)	—	—	—	—
	3,680	3,680	136.89	7/20/2026	(7)	—	—	—	—
	1,222	3,668	212.52	7/19/2027	(7)	—	—	—	—
	0	3,810	283.68	7/18/2028	(7)	—	—	—	—
	—	—	—	—		—	—	—	—
	—	—	—	—		—	—	529	132,224
	—	—	—	—		—	—	240	59,988
	—	—	—	—		—	—	870	217,457
	—	—	—	—		—	—	886	221,456
	—	—	—	—		—	—	970	242,452

Russell J. Weiner	16,666	0	12.32	7/20/2020	(5)	—	—	—	—
	8,334	0	9.32	7/20/2020	(5)(6)	—	—	—	—
	5,000	0	25.78	7/20/2021	(5)	—	—	—	—
	10,000	0	22.78	7/20/2021	(5)(6)	—	—	—	—
	9,690	0	32.69	7/20/2022	(5)	—	—	—	—
	37,020	0	46.83	2/27/2023	(7)(8)	—	—	—	—
	17,110	0	63.05	7/17/2023	(7)	—	—	—	—
	15,960	0	73.04	7/16/2024	(7)	—	—	—	—
	8,835	2,945	118.54	7/15/2025	(7)	—	—	—	—
	5,425	5,425	136.89	7/20/2026	(7)	—	—	—	—
	1,832	5,498	212.52	7/19/2027	(7)	—	—	—	—
	0	10,030	283.68	7/18/2028	(7)	—	—	—	—
	—	—	—	—		—	—	—	—
	—	—	—	—		—	—	689	172,216
	—	—	—	—		—	—	1,280	319,936
	—	—	—	—		—	—	1,328	331,934
	—	—	—	—		—	—	2,560	639,872
	—	—	—	—		11,660	3,276,460	—	—

Joseph H. Jordan	1,470	0	63.05	7/17/2023	(7)	—	—	—	—
	2,010	0	73.04	7/16/2024	(7)	—	—	—	—
	1,972	658	118.54	7/15/2025	(7)	—	—	—	—
	1,550	1,550	136.89	7/20/2026	(7)	—	—	—	—
	1,175	1,175	136.89	7/20/2026	(7)	—	—	—	—
	2,435	2,435	168.21	11/07/2026	(7)	—	—	—	—
	612	1,838	212.52	7/19/2027	(7)	—	—	—	—
	0	3,620	232.43	4/09/2028	(7)	—	—	—	—
	—	—	—	—		—	—	—	—
	—	—	—	—		—	—	309	77,235
	—	—	—	—		—	—	556	138,972
	—	—	—	—		—	—	596	148,970
	—	—	—	—		—	—	623	155,719
	—	—	—	—		—	—	920	229,954

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 41

Executive Compensation Tables (continued)

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Name	Exercisable	Unexercisable
J. Kevin Vasconi	2,675	0	73.04	7/16/2024	(7)	—	—	—	—
	1,620	2,040	118.54	7/15/2025	(7)	—	—	—	—
	4,070	4,070	136.89	7/20/2026	(7)	—	—	—	—
	1,465	4,395	212.52	7/19/2027	(7)	—	—	—	—
	0	3,810	283.68	7/18/2028	(7)	—	—	—	—
	—	—	—	—		—	—	—	—
	—	—	—	—		—	—	475	118,726
	—	—	—	—		—	—	960	239,952
	—	—	—	—		—	—	1065	266,197
	—	—	—	—		—	—	970	242,452

(1)	Represents the Retention Equity Awards described in the “Compensation Program Overview” section above.
(2)	Value based on the closing price of the Company’s common stock on the NYSE on December 28, 2018, the last business day of fiscal 2018.
(3)

Awards of performance shares vest equally over four years in separate vesting tranches. Each vesting tranche contains a performance condition established annually by the Compensation Committee. In order for each tranche to vest such performance condition must be achieved and the named executive officer must be an employee of the Company on such vesting date, except as described under “Compensation Discussion & Analysis–Long-term Incentive Compensation” above. Awards are shown assuming the performance conditions are satisfied in full.

(4)	Value based on the closing price of the Company’s common stock on the NYSE on December 28, 2018, the last business day of fiscal 2018.
(5)	Option awards granted ten years prior to the option expiration date that vested in equal annual installments over three years beginning on the first anniversary of the grant date.
(6)	Certain option awards have the same expiration date but different option exercise prices due to reductions in certain option exercise prices in connection with a prior Company recapitalization.
(7)

Option awards granted ten years prior to the option expiration date that vest in equal annual installments over four years beginning on the first anniversary of the grant date. Vesting is accelerated upon certain employment terminations and covered transactions, as described under “Compensation Discussion & Analysis–Long-term Incentive Compensation” above.

(8)

Represents one-time option awards intended to compensate the named executive officer for dividends paid with respect to common stock of the Company, for which option awards were not eligible. Such one-time option awards have the same terms and conditions as the option awards described under footnote 3 above.

Option Exercises and Stock Vested

The following table provides information relating to options exercised and stock vested for named executive officers during 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard E. Allison, Jr.	5,000	1,323,898	2,858	809,056
J. Patrick Doyle	99,664	26,112,733	11,862	2,616,602
Jeffrey D. Lawrence	—	—	1,876	530,614
Russell J. Weiner	—	—	2,918	826,179
Joseph H. Jordan	—	—	1,452	408,435
J. Kevin Vasconi	7,298	1,188,696	2,080	588,560

(1)	Equals the closing price of the Company’s common stock on the NYSE on exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.
(2)

Equals the closing price of the Company’s common stock on the NYSE on vesting date multiplied by the number of shares vesting, and any accrued cash dividends paid on such vesting date in respect of such shares.

42 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Executive Compensation Tables (continued)

Non-Qualified Deferred Compensation

A select group of management or highly compensated employees as defined by the Employee Retirement Income and Security Act of 1974, as amended, as well as the Company’s directors, are eligible to participate in the Domino’s Pizza Deferred Compensation Plan, or the DCP. The purpose of the DCP is to provide supplemental retirement income and to permit eligible employees to defer receipt of compensation pursuant to the terms of the plan.

Participants are able to defer a portion of eligible compensation (including annual base salary and the annual performance incentive). Participants elect a specific date or event (such as termination of employment) for payment of deferred compensation and the form of the payment, either lump sum or installments. Participants are able to notionally invest their deferrals in mutual funds selected by them from a lineup of options. The options available under the DCP for the fiscal year ended December 30, 2018 were as follows:

Boston Trust Small Cap Fund

Credit Suisse Commodity Return Strategy Fund

Dreyfus Mid Cap Index Fund

Fidelity 500 Index Institutional Fund

Fidelity Diversified International Fund

Fidelity Government Money Market Fund

Fidelity Puritan Fund

Harding Loevner Institutional Emerging Markets Portfolio

Invesco Comstock Fund

MainStay Large Cap Growth Fund

PIMCO All Asset Fund

PIMCO Total Return Fund

Vanguard Inflation-Protected Securities Fund

Vanguard REIT Index Fund

Vanguard Total Bond Market Index Fund

Vanguard Total International Stock Index Fund

There are no named executive officers who currently participate in or have balances under the Domino’s Pizza Deferred Compensation Plan.

Potential Post-Employment Payments to Named Executive Officers

Each named executive officer, other than Mr. Doyle, is currently a party to an employment agreement providing for payments and benefits in connection with certain terminations of the named executive officer’s employment. The benefits that Mr. Doyle received in connection with his resignation from the Company are described below.

Under Mr. Allison’s and Mr. Weiner’s employment agreements effective July 1, 2018, upon involuntary termination of employment by the Company without cause (as defined in the agreement), or if either Mr. Allison or Mr. Weiner terminates his employment voluntarily for good reason (generally defined to include material diminution of his responsibilities, duties or authority, a relocation of his office by more than 50 miles, or the failure of the Company to pay his base salary and benefits) prior to the end of the term of the agreement, he would receive an amount equal to two times his then-annual base salary. Such amount would be paid in equal installments, subject to a six-month delay to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended.

Under the employment agreements of Messrs. Lawrence, Jordan and Vasconi, upon an involuntary termination of employment by the Company without cause (as defined in the applicable agreement), or if the named executive officer terminates his employment voluntarily for good reason (generally defined as described above), the named executive officer would receive an amount equal to one-times his then-annual base salary. Such amount would be paid as follows: a payment equal to six times the named executive officer’s base monthly salary made six months after termination of employment and monthly payments equal to the executive’s base monthly salary for the next six months.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 43

Executive Compensation Tables (continued)

In the event of a termination of employment by the Company without cause or a voluntary termination of employment for good reason, each named executive officer would also be entitled to receive any earned but unpaid annual performance incentive for the fiscal year preceding his termination of employment and a prorated annual performance incentive under the AIP for the year of such termination. In addition, during the severance period, each named executive officer would be entitled to Company-paid medical insurance coverage premiums.

In the event of a termination of employment by reason of a named executive officer’s death or disability, or voluntarily by the named executive officer due to retirement, the named executive officer would be entitled to receive any earned but unpaid annual performance incentive for the fiscal year preceding his termination of employment and a prorated annual performance incentive under the AIP for the year of such termination. Mr. Allison would be, entitled to these benefits on a voluntary termination of employment without good reason.

Following a termination of employment for any reason, equity awards and other benefits are governed by the terms of those programs.

Each of the employment agreements for the named executive officers contains a two-year non-competition and non-solicitation provision.

In connection with his resignation from the Company effective June 30, 2018, the Company agreed to provide Mr. Doyle and his spouse with continued medical coverage for the remainder of their respective lives. For financial statement accounting purposes, the Company has valued this benefit at $1,054,000, although the actual amounts paid to Mr. Doyle and his spouse may differ. Mr. Doyle was also entitled to the qualified retirement benefits with respect to his unvested performance shares and unvested stock options described under “Compensation Discussion and Analysis – Long-term Incentive Compensation” above. The value of the option acceleration was $14,841,900, calculated as the difference between the closing price of the Company’s common stock on the date of Mr. Doyle’s resignation and the exercise price of his unvested options multiplied by the number of unvested options then held by Mr. Doyle. The value that Mr. Doyle will receive with respect to the satisfaction of the time-based vesting conditions applicable to his performance shares could not be quantified as of the date of his resignation as the awards will only become earned, if at all, upon the Company’s achievement of the performance conditions described under “Compensation Discussion and Analysis – Long-term Incentive Compensation” above. As of the date of his employment termination, Mr. Doyle held 17,849 performance shares for which the time-based vesting condition was satisfied. Mr. Doyle was not entitled to receive any other benefits in connection with his resignation.

44 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Executive Compensation Tables (continued)

The following table sets forth aggregate estimated payment obligations to each of the named executive officers (other than Mr. Doyle) assuming a termination of employment or change in control, as applicable, occurred on December 30, 2018 under the employment agreements then in effect. As of December 30, 2018, no currently-employed named executives were retirement-eligible.

Name	Benefit	Termination Without Cause or by Employee for Good Reason ($)(1)	Voluntary Termination ($)	Death ($)(2)	Disability ($)(3)	Change in Control ($)(4)
Richard E. Allison, Jr.	Severance Pay	1,730,000	—	—	1,297,500	—
	Healthcare	37,187	—	—	27,890	—
	Equity Award Acceleration	—	—	2,792,576	—	2,792,576

	Total	1,767,187	—	2,792,576	1,325,390	2,792,576

Jeffrey D. Lawrence	Severance Pay	500,000	—	—	750,000	—
	Healthcare	18,594	—	—	27,890	—
	Equity Award Acceleration	—	—	1,792,643	—	1,792,643

	Total	518,594	—	1,792,643	777,890	1,792,643

Russell J. Weiner	Severance Pay	1,450,000	—	—	1,087,500	—
	Healthcare	37,187	—	—	27,890	—
	Equity Award Acceleration	—	—	2,670,100	—	2,670,100

	Total	1,487,187	—	2,670,100	1,115,390	2,670,100

Joseph H. Jordan	Severance Pay	425,000	—	—	637,500	—
	Healthcare	18,673	—	—	28,009	—
	Equity Award Acceleration	—	—	1,476,662	—	1,476,662

	Total	443,673	—	1,476,662	665,509	1,476,662

J. Kevin Vasconi	Severance Pay	510,000	—	—	765,000	—
	Healthcare	18,335	—	—	27,502	—
	Equity Award Acceleration	—	—	1,760,062	—	1,760,062

	Total	528,335	—	1,760,062	792,502	1,760,062

(1)

Represents the named executive officer’s annual base salary, multiplied by two in the case of Mr. Allison and Mr. Weiner, and multiplied by one for all other named executive officers and the cost of Company-paid insurance coverage premiums for all named executive officers during their severance period.

(2)

Represents the cumulative value of all equity awards that would vest in the event of the named executive officer’s death, calculated as the total of: (i) the difference between the closing price of the Company’s common stock on the last business day of fiscal 2018 and the exercise price multiplied by the number of options that would vest as a result of the named executive officer’s death, and (ii) the closing price of the Company’s common stock on the last business day of fiscal 2018 multiplied by the number of performance shares that would vest in such event.

(3)	Represents 18 months of the named executive officer’s base salary (unreduced by disability income benefits) and the cost of 18 months of Company-paid medical insurance coverage premiums.
(4)

Represents the cumulative value of the equity awards that would vest in the event of a corporate transaction, as described in more detail under “Compensation Discussion & Analysis–Long-term Incentive Compensation,” calculated as the total of: (i) the difference between the closing price of the Company’s common stock on the last business day of fiscal 2018 and the exercise price multiplied by the number of options that would vest as a result of such corporate transaction, and (ii) the closing price of the Company’s common stock on the last business day of fiscal 2018 multiplied by the number of performance shares that would vest in such event.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 45

Executive Compensation Tables (continued)

CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC requires annual disclosure of the ratio of the median annual total compensation of all of our employees to the annual total compensation of our CEO. We had two individuals serving (non-concurrently) as CEO during fiscal 2018, and we selected Mr. Allison for purposes of providing the required pay ratio disclosure because he was the individual serving as CEO as of the date when we selected our median employee, as described below.

To identify the median employee, we used 2018 total cash compensation, which includes annual base salaries or base wages plus annual bonuses, if any, as reported on each employee’s W-2, Box 1, as our consistently applied compensation measure. We used total cash compensation as our consistently applied compensation measure because we do not widely distribute annual equity awards to employees (less than 1.5% of our employees received annual equity awards). We then measured total cash compensation for all individuals who were employed by us on December 1, 2018, excluding (i) our CEO and (ii) all team members located in countries outside of the United States, pursuant to the de minimis exemption under the pay ratio rules. A total of 234 team members were so excluded and are detailed by each non-U.S. jurisdiction below:

Brazil: 2	Dubai: 11	Mexico: 2
Canada: 190	Hong Kong: 9	Netherlands: 14
China: 2	India: 3	United Kingdom: 1

Except as described above, we included all employees, whether employed on a full-time, part-time, seasonal or temporary basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation. We did, however, annualize the compensation used for employees who were not employed by us for all of 2018 by taking an employee’s compensation for the number of bi-weekly pay periods for which they were employed and annualizing such amount for the full year of 26 pay periods. As of December 1, 2018, we had 13,940 U.S.-based full-time, part-time, seasonal and temporary employees. As of this same date, including our team members located in countries outside the United States, we had 14,174 full-time, part-time, seasonal and temporary employees.

Based on total cash compensation, our median employee was identified as a part-time delivery driver who worked an average of 28 hours per week and was employed by the Company for 15 of 26 pay periods. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table for 2018 earlier in this Proxy Statement.

Mr. Allison’s annual total compensation for the 2018 fiscal year was $9,102,416, as reflected in the Summary Compensation Table for 2018 above. Our median employee’s annual total compensation for 2018 was $19,077. As a result, we estimate that Mr. Allison’s annual total compensation was approximately 477 times that of our median employee.

If we adjusted Mr. Allison’s annual base salary as if he served as our CEO for a full year (to $865,000), and further adjusted his AIP payout value to reflect a payout as if he were CEO for the full year (to $1,956,630), his adjusted annual total compensation for 2018, with no additional changes to the other amounts included in the Summary Compensation Table for 2018 above, would be $9,709,192. After giving effect to these adjustments, Mr. Allison’s adjusted annual total compensation for 2018 would be approximately 509 times that of our median employee.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

46 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Proposal Three: Advisory Vote to Approve Named Executive Officer Compensation

At our 2018 annual meeting of shareholders, the Company provided shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in our 2018 Proxy Statement. This non-binding advisory vote is commonly referred to as “say-on-pay.” At our 2018 annual meeting, our shareholders approved the proposal with 86.6% of the shares voted in favor of the say-on-pay proposal.

At the 2017 annual meeting of shareholders, the Company also held an advisory vote on the frequency of future say-on-pay votes. Our shareholders voted in favor of an annual say-on-pay vote and the Company has elected to follow such recommendation. Accordingly, this year we are again asking our shareholders to vote FOR the approval of the compensation we pay to our named executive officers as disclosed in this Proxy Statement. In accordance with Rule 14a-21(b) of the Exchange Act, shareholders will be asked to vote again on how frequently we should hold future say-on-pay votes at the Company’s 2023 annual meeting of shareholders.

The objectives, philosophy and programs, along with the compensation paid to our named executive officers and the rationale for such compensation, are set forth in the Compensation Discussion and Analysis and the related tables and narrative disclosures in this Proxy Statement.

The Board of Directors, as required pursuant to Section 14A of the Exchange Act, is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and any related material contained in this proxy statement, is hereby APPROVED.”

As we described in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports the Company’s business strategy and aligns the interests of our executives with our shareholders. In approving the 2018 compensation decisions for our named executive officers, the Compensation Committee considered the financial performance of the Company in 2017. In fiscal 2017, the Company’s financial results significantly exceeded its 2017 business plan and goals. The Company’s named executive officers contributed greatly to these achievements and, therefore, the compensation of our named executive officers was increased.

In addition, the Company has reviewed its compensation programs and engaged in discussions with our key shareholders to solicit feedback regarding our executive compensation programs. As a result of these conversations, the Company eliminated tax gross-ups on personal usage of the corporate aircraft by the Company’s executives in 2018.

For these reasons, the Board is asking shareholders to again support this say-on-pay proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will continue to consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Our Board of Directors Unanimously Recommends a Vote FOR this Proposal	✓

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 47

Compensation of Directors

For fiscal 2018, each independent director was paid a $75,000 annual retainer, plus reimbursement of certain business expenses. In addition, the Chairperson of the Audit Committee was paid an annual retainer of $25,000 and non-Chair members were paid an annual retainer of $12,500, the Chairperson of the Compensation Committee was paid an annual retainer of $20,000 and non-Chair members were paid an annual retainer of $10,000, and the Chairperson of the Nominating and Corporate Governance Committee was paid an annual retainer of $15,000 and non-Chair members were paid an annual retainer of $10,000. Neither Mr. Doyle nor Mr. Allison received any additional compensation for their service on the Board.

For 2018, independent directors also received an annual equity award of restricted stock under the EIP with an approximate value of $123,000 on the grant date, which resulted in an annual grant of 590 shares of restricted stock of Domino’s Pizza, Inc. The restricted stock granted to directors has a one-year vesting period (subject to acceleration in the case of resignation, retirement, or certain corporate transactions, as described under “Compensation Discussion & Analysis—Long-term Incentive Compensation” above). Directors are eligible for the qualified retirement provision in the Company’s equity awards. For directors, the specified service and age requirements are five years of continuous service and 55 years of age. As of December 30, 2018, Messrs. Federico and Goldman and Ms. Cantor had satisfied these qualified retirement requirements.

2018 Independent Director Compensation Summary

Annual Retainer	Amount
Board of Directors	$75,000

Audit Committee
Chairperson	$25,000
Member	$12,500

Compensation Committee
Chairperson	$20,000
Member	$10,000

Nominating & Corporate Governance Committee
Chairperson	$15,000
Member	$10,000

Annual Equity Award	Value
Target grant date fair value	$123,000
Award vests on first anniversary of the grant date

The independent directors will receive the same retainer amounts and equity target value for 2019.

For 2018, Mr. Brandon, Chairman of the Board of Directors, received an annual cash retainer of $200,000, paid in equal monthly installments, as compensation for his service as non-executive Chairman of the Board of Directors. In addition, Mr. Brandon was eligible to receive an equity award with an approximate value of $175,000 on the grant date. For 2018, this equity award was granted in the form of 840 shares of restricted stock with a one-year vesting period in accordance with the terms of the Company’s Restricted Stock Agreement for Directors. As discussed above, directors are also eligible for the qualified retirement provisions in the EIP. Mr. Brandon has satisfied these qualified retirement requirements. Mr. Brandon is also entitled to reimbursement of certain medical expenses related to his prior service as Chief Executive Officer.

2018 Non-Executive Chairman Compensation Summary

Annual Retainer	Amount
Board of Directors	$200,000

Annual Equity Award	Value
Target grant date fair value	$175,000
Award vests on first anniversary of the grant date

Mr. Brandon will receive the same retainer amount and equity award target value for 2019.

48 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Compensation of Directors (continued)

Director Compensation Table for 2018

The following table provides information concerning compensation for the Company’s directors during 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
David A. Brandon	200,000	176,215	—	—	—	27,980	404,195
C. Andrew Ballard	96,250	123,770	—	—	—	—	220,020
Andrew B. Balson	96,250	123,770	—	—	—	574	220,594
Corie S. Barry(3)	56,250	—	—	—	—	—	56,250
Diana F. Cantor	111,250	123,770	—	—	—	549	235,569
Richard L. Federico	98,750	123,770	—	—	—	1,116	223,636
James A. Goldman	103,750	123,770	—	—	—	1,487	229,007
Patricia E. Lopez(3)	56,250	—	—	—	320	—	56,570

(1)

Amounts in the “Stock Awards” column reflect the grant date fair value of grants of restricted stock pursuant to our EIP determined in accordance with ASC 718, disregarding the effect of forfeitures. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 30, 2018 included in the Company’s 2018 10-K.

(2)

For Mr. Brandon, the amount in “All Other Compensation” represents $25,035 in medical and health benefits pursuant to his prior employment agreement with the Company during his time as CEO (as amended as a result of changes in applicable law), $1,821 for company-paid premiums for umbrella liability insurance and $1,124 in personal pizza purchases. For all other directors, the amounts in “All Other Compensation” represent personal pizza purchases.

(3)	Service on the Board began July 18, 2018.

Non-Qualified Deferred Compensation of Directors

The following table provides information on the DCP for directors as of December 30, 2018:

Name	Director Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
David A. Brandon	216,667	—	—	—	1,394,502
C. Andrew Ballard	—	—	—	—	—
Andrew B. Balson	96,250	—	—	—	297,000
Corie S. Barry	—	—	—	—	—
Diana F. Cantor	—	—	—	—	—
Richard L. Federico	—	—	—	—	—
James A. Goldman	103,750	—	—	—	575,683
Patricia E. Lopez	18,750	—	320	—	19,070

(1)

Entire amounts contributed by participants are included as “Fees Earned or Paid in Cash” in the Director Compensation Table above and, in the case of Mr. Brandon, also includes his final annual retainer payment for 2017 in the amount of $16,667 reported in the Director Compensation Table for fiscal year 2017.

(2)	Reflects dividends, interest and market-based earnings on amounts deferred by plan participants. Negative amounts are not reported.
(3)

Represents the participant’s account balance as of December 30, 2018, which includes compensation and DCP earnings reported in fiscal years 2013-2017 as follows: Mr. Brandon $1,245,001, Mr. Balson $217,856 and Mr. Goldman $531,693.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 49

Compensation of Directors (continued)

Outstanding Equity Awards of Directors

The following table shows the number of shares underlying outstanding option awards and restricted stock awards for the Company’s non-employee directors as of December 30, 2018:

Name	Outstanding Option Awards (#)	Outstanding Stock Awards (#)
David A. Brandon	—	840
C. Andrew Ballard	—	590
Andrew B. Balson	26,000	590
Corie S. Barry	—	—
Diana F. Cantor	6,000	590
Richard L. Federico	—	590
James A. Goldman	—	590
Patricia E. Lopez	—	—

50 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Equity Compensation Plan Information

The following table sets forth, as of December 30, 2018, the end of the Company’s last fiscal year, (a) the number of securities that could be issued upon exercise of outstanding options under the Company’s equity compensation plans, (b) the weighted-average exercise price of outstanding options under such plans and (c) the number of securities remaining available for future issuance under such plans, excluding securities that could be issued upon exercise of outstanding options.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(1)
Equity compensation plans approved by shareholders	1,917,312	(2)	$72.86	2,860,814
Equity compensation plans not approved by shareholders	—		—	—

Total	1,917,312		$72.86	2,860,814

(1)	Includes 152,536 shares that may be issued under the Domino’s Pizza, Inc. Employee Stock Payroll Deduction Plan.
(2)	Consists of 1,909,399 options and 7,913 restricted stock units currently awarded under the EIP.

Domino’s Pizza, Inc. 2004 Equity Incentive Plan

The Domino’s Pizza, Inc. 2004 Equity Incentive Plan was adopted by the Board on June 1, 2004 and was approved by the Company’s shareholders. An Amended Domino’s Pizza, Inc. 2004 Equity Incentive Plan (the “EIP”) was approved by shareholders at the 2008 annual meeting of shareholders, and a further amendment to the EIP was approved by shareholders at the 2009 annual meeting of shareholders.

The outstanding options issued under the EIP beginning in July 2009 through February 2013 generally vested ratably over a three-year period and outstanding options issued under the EIP beginning in February 2013 generally vest ratably over a four-year period. As of December 30, 2018, there were 1,909,399 options outstanding at a weighted average exercise price equal to $72.86 per share, of which 1,698,583 were exercisable at a weighted average exercise price equal to $56.40 per share, 32,360 shares of restricted stock and 158,019 performance shares currently issued and outstanding under the EIP. As of December 30, 2018, there were a total of 2,708,278 authorized but unissued shares under the EIP.

Under the EIP, there were a total of 2,099,778 options, performance shares and shares of restricted stock currently issued and outstanding and a total of 1,698,583 of such options were fully vested.

The Board may make grants to employees, directors, consultants and other service providers. The number of shares reserved for issuance under the EIP includes: (1) 15,600,000 shares of common stock, plus (2) any shares returned to the EIP as a result of termination of options that were granted under the EIP (by reason of forfeiture) and any shares held back in satisfaction of total exercise cost from shares that would otherwise have been delivered pursuant to an award.

The maximum number of shares of stock for which options may be granted to any person in any calendar year or that may be delivered to any person in any calendar year is 1,000,000. Incentive stock options may be granted only to employees. The exercise price of all incentive stock options granted under the EIP is determined by the Compensation Committee, as administrator of the EIP, and must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the total combined voting power of all classes of the Company’s outstanding capital stock, the exercise price of any incentive stock option grant must be at least equal to 110% of the fair market value on the grant date, and the term of such incentive stock option must not exceed five years. The term of all other incentive stock options granted under the EIP may not exceed ten years.

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 51

Certain Transactions Involving Management or 5% or Greater Shareholders

Review and Approval of Related Person Transactions

The Company reviews relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Company does not currently have a specific written policy on the review, approval or ratification of transactions required to be reported under Section 404(a) of Regulation S-K, but the Company has enacted a Code of Business Conduct and Ethics for Directors, Officers and Employees as well as Corporate Governance Principles, both of which contain provisions relating to possible conflicts of interest of employees, directors and officers of the Company. The Company’s Board of Directors is responsible for reviewing potential related person transactions and, in connection with its review, will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the relative importance of the transaction to the related person, the relative importance of the transaction to the Company, whether the transaction would impair the judgment of a director or officer of the Company and any other matters deemed important, following which it may approve or ratify the transaction in its discretion. As required under SEC rules, transactions with any related person that are determined to be directly or indirectly material are disclosed in this Proxy Statement.

Time-Sharing Agreement with J. Patrick Doyle for Use of Corporate Aircraft

In accordance with the terms of the Time-Sharing Agreement between Domino’s Pizza LLC and J. Patrick Doyle dated February 23, 2015, during his time as the Company’s President and CEO, Mr. Doyle was entitled to 45 hours per year of personal use of the Company aircraft without charge and he was required to pay the Company for any personal use in excess of the 45 hours at a reimbursement rate set by the Federal Aviation Regulations. For 2018, Mr. Doyle’s personal use of the Company aircraft totaled 46.3 hours and, therefore, he reimbursed the Company $4,223 for an additional 1.3 hours of personal use.

Time-Sharing Agreement with Richard E. Allison, Jr. for Use of Corporate Aircraft

Domino’s Pizza LLC and Richard E. Allison, Jr. entered into a Time-Sharing Agreement dated January 8, 2018 and effective July 1, 2018 whereby Mr. Allison is entitled to 45 hours per year of personal use of the Company aircraft without charge. Mr. Allison is required to pay the Company for any personal use in excess of the 45 hours at a reimbursement rate set by the Federal Aviation Regulations. For 2018, Mr. Allison’s personal use of the Company aircraft did not exceed the allotted 45 hours and, therefore, he did not reimburse the Company for any excess use.

52 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Other Matters

Attending the Annual Meeting

The Annual Meeting will be held on Tuesday, April 23, 2019 at 10:00 a.m. EDT at the Domino’s World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

Shareholder Proposals and Director Nominations for Inclusion in Next Year’s Proxy Statement Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the annual meeting of shareholders in 2020, a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by the Corporate Secretary of Domino’s Pizza, Inc. no later than November 15, 2019 and must comply with the requirements of Rule 14a-8. Written requests for inclusion should be addressed to: Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105 Attention: Corporate Secretary. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals and Director Nominations other than Pursuant to Rule 14a-8

If a shareholder wishes to present a proposal or to nominate one or more directors at our 2020 annual meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance written notice in accordance with the Company’s By-laws. Under the By-Laws, any shareholder of record of Domino’s Pizza, Inc. entitled to vote for the election of directors may nominate candidates for election to the Board or present other business at an annual meeting if a written notice is received by the Corporate Secretary of Domino’s Pizza, Inc. at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Such written notice must set forth the following information: (i) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) as to any other business to be brought before the meeting, (a) a brief description of the business, (b) the reasons for conducting such business and (c) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and (iii) as to the shareholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such shareholder and such beneficial owner and (b) the number of shares of common stock that are held of record by such shareholder and owned beneficially by such beneficial owner.

The deadline for receipt of timely notice of director nominations or other shareholder proposals for submission to the Domino’s annual meeting of shareholders without inclusion in the Company’s 2020 Proxy Statement is February 23, 2020. Unless such notice is received by Domino’s at its corporate headquarters, Attention: Corporate Secretary, on or before the foregoing date, such matter will be brought before the meeting only in the Company’s discretion and proxies with respect to such matter will confer voting authority only if such matter comes before the meeting.

Interested Persons and Shareholder Communications to the Board of Directors

Shareholders and interested persons may communicate with the Board or one or more directors by sending a letter addressed to the Board or to any one or more directors in care of Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, in an envelope clearly marked “shareholder communication.” The Corporate Secretary’s office will forward such correspondence unopened to either Ms. Cantor or to another independent director as the Board may specify from time to time, unless the envelope specifies that it should be delivered to another director.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT 53

Other Matters (continued)

household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Domino’s Pizza, Inc., Investor Relations, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, or calling Investor Relations at (734) 930-3563.

General Information

Our 2018 Annual Report was mailed or made available to our shareholders with this Proxy Statement and is posted on our corporate website at biz.dominos.com in the “Investors” section. A copy of our 2018 Annual Report, as filed with the SEC, will be sent to any shareholder, without charge, upon written request addressed to Investor Relations, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

Management knows of no other business which may be properly brought before the Annual Meeting. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

It is important that Proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, you are urged to fill in, sign and return the Proxy in the enclosed stamped, self-addressed envelope, or to vote electronically as described on page 4 of this Proxy Statement.

By order of the Board of Directors,

Kevin S. Morris

Executive Vice President, General Counsel

and Corporate Secretary

March 14, 2019

54 DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT

Annex A

Domino’s Pizza, Inc. Officers and Directors

Executive Officers

Richard E. Allison, Jr.

Chief Executive Officer

Russell J. Weiner

Chief Operating Officer and President of the Americas

Thomas B. Curtis

Executive Vice President, Team USA

Scott R. Hinshaw

Executive	Vice President, Franchise Operations and Development

Joseph H. Jordan

Executive Vice President, International

Jeffrey D. Lawrence

Executive Vice President, Chief Financial Officer

Stuart A. Levy

Executive Vice President, Supply Chain Services

Timothy P. McIntyre

Executive Vice President, Communication, Investor Relations and      Legislative Affairs

Kevin S. Morris

Executive Vice President, General Counsel and Corporate      Secretary

J. Kevin Vasconi

Executive Vice President, Chief Information Officer

Board of Directors

David A. Brandon

Chairman of the Board

Richard E. Allison, Jr.

Chief Executive Officer and Director

C. Andrew Ballard

Director

Andrew B. Balson

Director

Corie S. Barry

Director

Diana F. Cantor

Director

Richard L. Federico

Director

James A. Goldman

Director

Patricia E. Lopez

Director

DOMINO’S PIZZA, INC. 2019 PROXY STATEMENT A-1

DOMINO’S PIZZA, INC. ATTN: CORPORATE SECRETARY 30 FRANK LLOYD WRIGHT DRIVE ANN ARBOR, MI 48105

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/22/2019 for shares held directly and by 11:59 P.M. ET on 04/17/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/22/2019 for shares held directly and by 11:59 P.M. ET on 04/17/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees
01 David A. Brandon 02 Richard E. Allison, Jr. 03 C. Andrew Ballard 04 Andrew B. Balson 05 Corie S. Barry
06 Diana F. Cantor 07 Richard L. Federico 08 James A. Goldman 09 Patricia E. Lopez
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accountants for the Company for the 2019 fiscal year.						☐	☐	☐
3. Advisory vote to approve the compensation of the named executive officers of the Company.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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DOMINO’S PIZZA, INC. Annual Meeting of Shareholders April 23, 2019 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Richard E. Allison, Jr., Jeffrey D. Lawrence and Kevin S. Morris, and each of them, their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Domino’s Pizza, Inc. to be held at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, on Tuesday, April 23, 2019, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you either sign and return this card or vote electronically.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations (FOR each of the nominees listed in Proposal One, FOR Proposal Two and FOR Proposal Three). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side